UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Information Statement

☑	Definitive Information Statement only

☐	Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d)(2)))

ERIE INDEMNITY COMPANY
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 240.0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

2020 Information Statement and Notice of Annual Meeting Erie Indemnity®

Notice of Annual Meeting of Shareholders

To the Holders of Class A Common Stock and

Class B Common Stock of ERIE INDEMNITY COMPANY:

We will hold our 95th annual meeting of shareholders at 9:30 a.m., local time, on Monday, April 20, 2020, in the Auditorium of the F.W. Hirt – Perry Square Building, located at 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530 for the following purposes:

1.	To elect 12 persons to serve as directors until our 2021 annual meeting of shareholders and until their successors are elected and qualified;

2.	To approve, on a non-binding advisory basis, the compensation of our named executive officers;

3.	To consider and act upon a proposal to approve our Long Term Incentive Plan; and

4.	To transact any other business that may properly come before our annual meeting and any adjournment, postponement or continuation thereof.

This notice and information statement, together with a copy of our annual report to shareholders for the year ended December 31, 2019, are being sent to all holders of Class A common stock and Class B common stock as of the close of business on Friday, February 21, 2020, the record date established by our board of directors. Holders of Class B common stock will also receive a form of proxy. Holders of Class A common stock will not receive proxies because they do not have the right to vote on any of the matters to be acted upon at our annual meeting.

Holders of Class B common stock are requested to complete, sign and return the enclosed form of proxy in the envelope provided, whether or not they expect to attend our annual meeting in person.

Although we intend to hold our annual meeting in person, we are actively monitoring the coronavirus (COVID-19) and are sensitive to the public health and travel concerns our shareholders may have and the guidance offered by federal, state and local governments. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our website at http://www.erieinsurance.com for updated information.

By order of our board of directors,

Brian W. Bolash
Senior Vice President, Secretary and General Counsel

March 20, 2020

Erie, Pennsylvania

NOTICE OF INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

Important Notice Regarding the Availability of our Information Statement for the

Annual Meeting of Shareholders to be held on April 20, 2020.

Our information statement and annual report are available at:

http://www.erieproxy.com.

Erie Indemnity Company — 2020 Information Statement

ERIE INDEMNITY COMPANY

INFORMATION STATEMENT

WE ARE NOT ASKING HOLDERS OF OUR CLASS A COMMON STOCK FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

Introduction

Unless the context indicates otherwise, all references in this information statement to “we,” “us,” “our” or the “Company” mean Erie Indemnity Company. Erie Insurance Exchange, or the “Exchange,” has four property and casualty insurance subsidiaries: Erie Insurance Company, Erie Insurance Company of New York, Erie Insurance Property & Casualty Company and Flagship City Insurance Company. We sometimes refer to the Exchange and its property and casualty insurance subsidiaries as the “Property and Casualty Group.” The Exchange also owns 100 percent of the common stock of Erie Family Life Insurance Company, or “EFL,” a life insurance company.

This information statement, which is first being mailed to the holders of our Class A common stock and our Class B common stock on or about March 20, 2020, is furnished to such holders to provide information regarding us and our 2020 annual meeting of shareholders. This information statement is also being furnished in connection with the solicitation of proxies by our board of directors from holders of Class B common stock to be voted at our 2020 annual meeting of shareholders and at any adjournment, postponement or continuation thereof. Our annual meeting will be held at 9:30 a.m., local time, on Monday, April 20, 2020 in the Auditorium of the F.W. Hirt — Perry Square Building, located at 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530. Holders of Class B common stock will also receive a form of proxy.

Voting at our Annual Meeting

We are not asking holders of our Class A common stock for a proxy and you are requested not to send us a proxy. Only holders of Class B common stock of record at the close of business on February 21, 2020, are entitled to vote at our annual meeting. Each share of Class B common stock is entitled to one vote on each matter to be considered at our annual meeting. Except as otherwise provided in Sections 1756(b)(1) and (2) of the Pennsylvania Business Corporation Law of 1988, as amended, or “BCL,” in the case of adjourned meetings, a majority of the outstanding shares of Class B common stock will constitute a quorum at our 2020 annual meeting.

As of the close of business on February 21, 2020, we had 46,189,068 shares of Class A common stock outstanding, which are not entitled to vote on any matters to be acted upon at our 2020 annual meeting, and 2,542 shares of Class B common stock outstanding, which have the exclusive right to vote on all matters to be acted upon at our 2020 annual meeting.

There are three H.O. Hirt Trusts. Thomas B. Hagen, Jonathan Hirt Hagen and Elizabeth Hirt Vorsheck, or “Mrs. Vorsheck,” all of whom are directors of the Company, are beneficiaries of the trusts. The H.O. Hirt Trusts collectively own 2,340 shares of Class B common stock, which, because such shares represent 92.05 percent of the outstanding shares of Class B common stock entitled to vote at our 2020 annual meeting, is sufficient to determine the outcome of any matter submitted to a vote of the holders of our Class B common stock, assuming all of the shares held by the H.O. Hirt Trusts are voted in the same manner. As of the date of this information statement, the individual trustees of the H.O. Hirt Trusts are Mrs. Vorsheck and Jonathan Hirt Hagen, and the corporate trustee is Sentinel Trust Company, L.B.A., or “Sentinel.” Mrs. Vorsheck and Jonathan Hirt Hagen are both candidates for re-election to the board at our 2020 annual meeting.

Under the provisions of the H.O. Hirt Trusts, the shares of Class B common stock held by the H.O. Hirt Trusts are to be voted as directed by a majority of trustees then in office. If at least a majority of the trustees then in office of each of the H.O. Hirt Trusts vote for the election of the 12 candidates for director named below and vote for the approval of both the compensation of our named executive officers and our Long Term Incentive Plan, then such

2020 Information Statement    1

candidates will be elected as directors and the compensation of our named executive officers and our Long Term Incentive Plan will be approved, even if all shares of Class B common stock other than those held by the H.O. Hirt Trusts do not vote for such proposals. We have not been advised as of the date of this information statement how the trustees of the H.O. Hirt Trusts intend to vote at our annual meeting.

Description of our Business

Since 1925, we have served as the attorney-in-fact for the policyholders at the Exchange. The Exchange is a reciprocal insurance exchange organized under Article X of Pennsylvania’s Insurance Company Law of 1921 under which individuals, partnerships and corporations are authorized to exchange reciprocal or inter-insurance contracts with each other, or with individuals, partnerships, and corporations of other states and countries, providing indemnity among themselves from any loss which may be insured against under any provision of the insurance laws except life insurance. Each applicant for insurance from the Exchange signs a subscriber’s agreement, which appoints us as the attorney-in-fact for the subscriber (policyholder) to transact the business of the Exchange on their behalf. As attorney-in-fact, we are required to perform certain services relating to the sales, underwriting and issuance of policies on behalf of the Exchange. We also provide management services to the Exchange and its insurance subsidiaries.

The Property and Casualty Group writes personal and commercial lines of property and casualty insurance coverages exclusively through 2,203 independent agencies comprised of more than 12,700 licensed agents. The underwriting results of the Property and Casualty Group are pooled. As a result of the Exchange’s 94.5 percent participation in the reinsurance pooling arrangement and its ownership of the other property and casualty insurance entities, the underwriting risk of the Property and Casualty Group’s business is borne by the Exchange.

We charge the Exchange a management fee calculated as a percentage, limited to 25 percent, of all premiums written or assumed by the Exchange. Management fees accounted for 96.6 percent, 96.8 percent and 96.5 percent respectively, of our revenues for the three years ended December 31, 2017, 2018 and 2019. The management fee rate was 25 percent during 2017, 2018 and 2019, and beginning January 1, 2020, the rate has been set at 25 percent.

Beneficial Ownership of Common Stock

The following table sets forth, as of February 21, 2020, the amount of our outstanding Class B common stock owned by shareholders known by us to own beneficially more than 5 percent of our Class B common stock.

Name of Individual or Identity of Group	Shares of Class B Common Stock Beneficially Owned	Percent of Outstanding Class B Common Stock
H.O. Hirt Trusts(1), Erie, Pennsylvania	2,340	92.05%
Hagen Family Limited Partnership(2), Erie, Pennsylvania	153	6.02%

(1)

There are three H.O. Hirt Trusts. Thomas B. Hagen, Jonathan Hirt Hagen and Mrs. Vorsheck are three of the beneficiaries of the trusts. As of the date of this information statement, the trustees of the H.O. Hirt Trusts are Jonathan Hirt Hagen, Mrs. Vorsheck and Sentinel. The trustees collectively control voting and disposition of the shares of Class B common stock. A majority of the trustees then in office acting together is required to take any action with respect to the voting or disposition of shares of Class B common stock.

(2)

Thomas B. Hagen, the chairman of our board of directors, is the general partner of the Hagen Family Limited Partnership. As general partner, Mr. Hagen has sole voting power and investment power over the shares of Class B common stock held by the Hagen Family Limited Partnership. Mr. Hagen is the father of Jonathan Hirt Hagen. Jonathan Hirt Hagen is also a director of the Company.

2    Erie Indemnity Company

The following table sets forth, as of February 21, 2020, the amount of the outstanding shares of Class A common stock and Class B common stock beneficially owned by (i) each director and candidate for director nominated by our Nominating and Governance Committee, or “nominating committee,” (ii) each executive officer named in the Summary Compensation Table and (iii) all of our executive officers and directors as a group.

Name of Individual or Identity of Group	Shares of Class A Common Stock Beneficially Owned(1)(2)		Vested Share Credits (3)(4)	Percent of Outstanding Class A Common Stock(5)	Shares of Class B Common Stock Beneficially Owned(1)(2)	Percent of Outstanding Class B Common Stock(5)
Directors and Nominees for Director:
J. Ralph Borneman, Jr.	20,000		16,375
Eugene C. Connell(6)	17,158		1,305
Salvatore Correnti	320		790
LuAnn Datesh	410		2,009
Jonathan Hirt Hagen(7)	223,130		13,347		1
Thomas B. Hagen(8)	16,762,189		11,110	36.31%	169	6.65%
C. Scott Hartz	2,097		15,393
Brian A. Hudson, Sr.	295		1,305
George R. Lucore	1,725		2,009
Thomas W. Palmer	770		12,219
Martin P. Sheffield	800		7,142
Elizabeth Hirt Vorsheck(9)	3,960,746		11,110	8.60%
Executive Officers:
Lorianne Feltz	4,838		571
Gregory J. Gutting	4,231		2,564
Robert C. Ingram, III	14,504		4,534
Timothy G. NeCastro	15,339		3,898
Bradley G. Postema(10)	1,881		0
All Directors and Executive Officers as a Group (19 persons)(11)	21,143,176	(12)	N/A	45.78%	170	6.69%

(1)	Information furnished by the named persons.

(2)

Under the rules of the Securities and Exchange Commission, or “SEC,” a person is deemed to be the beneficial owner of securities if the person has, or shares, “voting power,” which includes the power to vote, or to direct the voting of, such securities, or “investment power,” which includes the power to dispose, or to direct the disposition, of such securities. Under SEC rules, more than one person may be deemed to be the beneficial owner of the same securities. Securities beneficially owned also include securities owned jointly, in whole or in part, or individually by the person’s spouse, minor children or other relatives who share the same home. The information set forth in the above table includes all shares of Class A common stock and Class B common stock over which the named individuals, individually or together, share voting power or investment power. The table does not include shares of Class A common stock and Class B common stock as to which beneficial ownership is disclaimed.

(3)	Vested share credits of Class A common stock for directors are granted under the Deferred Stock Plan for Outside Directors.

(4)	Vested share credits of Class A common stock for Officers represent deferrals of short- and long-term incentive compensation under the Company’s Incentive Compensation Deferral Plan.

(5)	Less than one percent unless otherwise indicated.

(6)

Mr. Connell owns 17,158 shares of Class A common stock directly and 1,305 vested share credits under the Deferred Stock Plan for Outside Directors. Mr. Connell disclaims beneficial ownership of 2,463 shares of Class A common stock owned by his two children who live in his household. The table does not include these disclaimed shares.

(7)

Mr. Jonathan Hagen owns 223,130 shares of Class A common stock directly and one share of Class B common stock directly. Mr. Hagen owns 13,347 vested share credits under the Deferred Stock Plan for Outside Directors. Mr. Jonathan Hagen disclaims beneficial ownership of 200 shares of Class A common stock owned by his daughter who lives in his household. The table does not include these disclaimed shares.

2020 Information Statement    3

(8)

Mr. Thomas Hagen owns 5,100 shares of Class A common stock directly and 16,757,089 shares of Class A common stock indirectly. Mr. Hagen owns 11,110 vested share credits under the Deferred Stock Plan for Outside Directors. Mr. Hagen owns four shares of Class B common stock directly and 165 shares of Class B common stock indirectly.

(9)

Mrs. Vorsheck owns 69,516 shares of Class A common stock directly and 3,891,230 shares of Class A common stock indirectly through several trusts. Mrs. Vorsheck owns 11,110 vested share credits under the Deferred Stock Plan for Outside Directors.

(10)	Mr. Postema resigned from the Company on February 14, 2020. As of January 10, 2020, Mr. Postema owned 1,881 shares of Class A common stock.

(11)	Includes Executive Vice Presidents Douglas E. Smith and Dionne Wallace Oakley.

(12)

Includes actual ownership of Class A common stock, vested share credits under the Deferred Stock Plan for Outside Directors, and vested share credits under the Company’s Incentive Compensation Deferral Plan for executives and senior officers of the Company.

4    Erie Indemnity Company

Our Board of Directors

Introduction

Our board of directors is currently comprised of 12 members, all of whom were elected at our 2019 annual meeting to serve for a term of one year. Vacancies on our board of directors may be filled only by persons elected by a majority of the remaining directors, or by our voting shareholders, in accordance with our bylaws. On February 20, 2020, our board of directors accepted our nominating committee’s recommendation to set the number of directors at 12, effective at the 2020 annual meeting.

All directors hold office until their respective successors are elected and qualified, or until their earlier death, resignation or removal. There are no family relationships between any of our directors or executive officers, except for the following:

•

Thomas B. Hagen, chairman of our board of directors and chairman of our executive committee, and Jonathan Hirt Hagen, vice chairman of the board of directors and chairman of our nominating committee, are father and son, respectively; and

•	Mrs. Vorsheck, a director and chair of our Charitable Giving Committee, or “charitable giving committee,” is a niece-in-law of Thomas B. Hagen and a first cousin of Jonathan Hirt Hagen.

During 2019, each director attended more than 75 percent of the number of meetings of our board of directors and the standing committees of our board of directors of which such director was a member.

Board Leadership and Executive Sessions

The chairman of our board of directors is elected annually by the remaining directors on our board. In addition to presiding over all meetings of shareholders and of our board of directors, the chairman’s duties include setting priorities, establishing agendas for meetings of the board, providing board leadership, and communicating with the chief executive officer, or “CEO,” on matters of strategic direction. The chairman also serves as an ex officio member of all other board committees of which he is not a designated member.

Our board of directors may, but is not required to, annually elect one of its members to serve as vice chairman of the board, and may remove or replace such person at any time and for any reason. The vice chairman of the board performs the duties (including ex officio membership on committees) of the chairman of the board when the chairman is absent or unable to act or during such time as no individual is serving as chairman of the board. The vice chairman of the board also performs such other duties as from time to time may be assigned by the board of directors.

Since our incorporation in 1925, we have generally separated the positions of chairman of the board and CEO of the Company. Although our board of directors has no specific policy regarding separation of these offices and our bylaws permit the chairman to serve as CEO, our board has determined that separating these positions is currently in the best interests of the Company and our shareholders. Given the length of time and different capacities in which our current chairman has served the Company, including as a prior president and CEO, and his status as an independent director under the rules of the Nasdaq Global Select Market®, or “Nasdaq,” our board believes that separating these positions is an important component of our management succession plan, and allows our chairman to lead the board in its independent oversight of management and our CEO to focus on the day-to-day issues affecting our business.

A majority of the directors on our board meet the definition of an “independent director” under Nasdaq rules. Our independent directors meet in executive session without management directors or management present. These sessions generally take place prior to or following regularly scheduled board meetings. The directors met in such sessions five times during 2019.

2020 Information Statement    5

Board Oversight of Risk

Our board of directors is responsible for oversight of the Company’s ongoing assessment and management of material risks that impact our business. The Company has a formal enterprise risk management, or “ERM,” program that operates under the leadership of our chief financial officer, or “CFO.” The purpose of this program is to promote risk-intelligent decision making and, in turn, increase the likelihood of achieving our operational objectives. Our board of directors is regularly advised of potential organizational risks as well as policies and actions taken to mitigate those risks.

At the board level, risk oversight is primarily accomplished through individual committees of the board and management’s reporting processes. Each committee oversees and manages the risks associated with their substantive areas of responsibility and the individual committees meet regularly and report back to the board. A description of the individual committees and their risk oversight functions appears below.

Risk Committee

Our Risk Committee, or “risk committee,” was formed on April 30, 2019 and is responsible for assisting the board in providing oversight of the Company’s overall risk appetite and advising on the effectiveness of the Company’s ERM framework.

Prior to the formation of the risk committee, the Audit Committee, or “audit committee,” held these responsibilities. The risk committee periodically communicates with all board committees as applicable, to confirm that such committees are appropriately overseeing the risk within their respective areas of oversight. This committee is also charged with reporting to the audit committee any items that may have a material financial statement impact or require financial statement and/or regulatory disclosure. When deemed necessary, the risk committee will report to the audit committee, other significant risks, processes, procedures and controls in place to mitigate material risks and the overall effectiveness of the risk management process.

Audit Committee

Our audit committee focuses on risks related to accounting, internal controls and financial and tax reporting.

The audit committee also assesses economic and business risks and monitors compliance with ethical standards.

Compensation Committee

Our Executive Compensation and Development Committee, or “compensation committee,” identifies and oversees risks associated with our executive compensation policies and practices.

With the assistance of a compensation consultant, the Company periodically conducts a comprehensive compensation risk assessment, including a review of all executive and non-executive incentive plans, and evaluates the risks associated with each plan and the effectiveness of certain risk-mitigating factors. The results of these compensation risk assessments are shared with the compensation committee. See also Compensation Discussion and Analysis.

Nominating Committee

Our nominating committee is responsible for identifying and overseeing risks associated with director independence, related person transactions and the implementation of corporate governance policies.

The nominating committee is also responsible for monitoring corporate governance issues that may arise from time to time and developing appropriate recommendations to address such issues with the board.

Investment Committee

Our investment committee identifies and assesses the business and economic risks relating to the Company’s investments and the investment portfolios of the companies we manage.

These risks include, but are not limited to, market risk, liquidity risk, concentration risk, credit risk, interest rate risk and inflation risk.

6    Erie Indemnity Company

Committees of our Board

Our board of directors met five times in 2019. The standing committees of our board of directors are our executive committee, audit committee, compensation committee, nominating committee, charitable giving committee, investment committee, strategy committee, risk committee and exchange relationship committee.

Our executive committee met two times in 2019. This committee has the authority, subject to certain limitations, to exercise the power of our board of directors between regular meetings.

Our audit committee met seven times in 2019. Consistent with Section 1405(c)(4) of the Pennsylvania Insurance Holding Companies Act, or the “Holding Companies Act,” and the Sarbanes-Oxley Act of 2002, or “Sarbanes-Oxley,” our audit committee has responsibility for the selection of independent registered public accountants, reviewing the scope and results of their audit and reviewing our financial condition and the adequacy of our accounting, financial, internal and operating controls. Our audit committee operates pursuant to a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com.

Our compensation committee met six times in 2019. Consistent with Section 1405(c)(4.1) of the Holding Companies Act and our bylaws, our compensation committee has responsibility for recommending to our board of directors, at least annually, the competitiveness and appropriateness of the salaries, short- and long-term incentive plan awards, terms of employment, non-qualified retirement plans, severance benefits and perquisites of our CEO, executive vice presidents and such other named executives as required by rules of the SEC or Nasdaq listing standards, and such other responsibilities as our board of directors may designate. See Executive Compensation — Compensation Committee Interlocks and Insider Participation. Our compensation committee operates pursuant to a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com.

Our nominating committee met three times in 2019. Consistent with Section 1405(c)(4.1) of the Holding Companies Act and our bylaws, our nominating committee has responsibility for identification of individuals believed to be qualified to become members of our board of directors and to recommend to our board of directors nominees to stand for election as directors; identification of directors qualified to fill vacancies on any committee of our board; and evaluation of the procedures and process by which each committee of our board of directors undertakes to self-evaluate such committee’s performance. Our nominating committee operates pursuant to a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com.

Board Committee Composition

Members and chairs of the standing committees of our board of directors are identified in the table below.

Name	Audit	Charitable Giving	Exchange Relationship(1)	Executive	Compensation	Investment	Nominating	Strategy	Risk
J. Ralph Borneman, Jr.		⬛	⬛	⬛				Chair
Eugene C. Connell	⬛					⬛		⬛	Chair
Salvatore Correnti						Chair			⬛
LuAnn Datesh	⬛	⬛
Jonathan Hirt Hagen(2)			⬛	⬛	⬛	⬛	Chair	⬛
Thomas B. Hagen(3)				Chair
C. Scott Hartz						⬛		⬛
Brian A. Hudson, Sr.	Chair				⬛				⬛
George R. Lucore(4)		⬛		⬛	⬛			⬛
Thomas W. Palmer	⬛				Chair		⬛
Martin P. Sheffield	⬛		⬛						⬛
Elizabeth Hirt Vorsheck		Chair	⬛	⬛			⬛	⬛	⬛

(1)

Because our exchange relationship committee has not met in several years, our board deferred consideration on the appointment of a new committee chair until such time as it becomes necessary or advisable for the committee to meet again.

(2)	As vice chairman of our board of directors, Mr. Jonathan Hagen is an ex officio member of the risk committee.

(3)

As chairman of the board of directors, Mr. Hagen serves as an ex officio, non-voting member of our audit and compensation committees and a voting member of all other committees, except for the risk committee. Mr. Hagen has deferred his ex officio membership on the risk committee to the vice chairman of the board.

(4)	Mr. Lucore serves as a non-voting member of our compensation committee.

2020 Information Statement    7

Director Education

We encourage our directors to further their knowledge and advance their skills as directors of a public company. To that end, we offer a director education program which provides each director with access to various resources to assist him or her with enhancing those skills necessary to be an effective director. See Director Compensation — Director Education Program.

Director — Shareholder Communications

Our shareholders may communicate with our board of directors through our corporate secretary. Shareholders who wish to express any concerns to any of our directors may do so by sending a description of those concerns in writing addressed to a particular director, or in the alternative, to “Non-management Directors” as a group, care of our corporate secretary at our headquarters, 100 Erie Insurance Place, Erie, Pennsylvania 16530. All such communications that are received by our corporate secretary will be promptly forwarded to the addressee or addressees set forth in the communication.

Recognizing that director attendance at our annual meeting provides our shareholders with an opportunity to communicate with directors about issues affecting us, we actively encourage our directors to attend our annual meeting. All of our current directors attended our 2019 annual meeting.

8    Erie Indemnity Company

Proposal 1

Election of Directors

Introduction

The election of directors by the holders of our Class B common stock is governed by provisions of the Holding Companies Act, in addition to provisions of the BCL and our bylaws. The following discussion summarizes these statutory and bylaw provisions and describes the process undertaken in connection with the nomination of candidates for election as directors by the holders of Class B common stock at our annual meeting.

Background of our Nominating Committee

Section 1405(c)(4.1) of the Holding Companies Act provides that the board of directors of a domestic insurer must establish one or more committees comprised solely of directors who are not officers or employees of the insurer or of any entity controlling, controlled by or under common control with the insurer. Such committee or committees must have responsibility for, among other things, recommending candidates to be nominated by the board of directors, in addition to any other nominations by voting shareholders, for election as directors by the voting shareholders. Section 1405(c)(5) of the Holding Companies Act provides that the above provisions shall not apply to a domestic insurer if the person controlling such insurer is an insurer, an attorney-in-fact for a reciprocal exchange, a mutual insurance holding company or a publicly held corporation having a board of directors and committees thereof which already meet the requirements of Section 1405(c)(4.1). For purposes of the Holding Companies Act, we are deemed to control the Exchange and its subsidiaries, and our board of directors and its committees are in compliance with Section 1405(c)(4.1).

Section 3.09 of our bylaws is consistent with this statutory provision and provides that (i) our board of directors must appoint annually a nominating committee that consists of not less than three directors, each of whom is not an officer or employee of us or of any entity controlling, controlled by or under common control with us, and (ii) our nominating committee must, prior to each annual meeting of shareholders, determine and nominate candidates for the office of director to be elected by the holders of Class B common stock to serve terms as established by our bylaws and until their successors are elected and qualified.

In accordance with this bylaw provision, on April 30, 2019 our board of directors designated a nominating committee consisting of Jonathan Hirt Hagen, chair, Thomas W. Palmer and Mrs. Vorsheck. As chairman of our board, Thomas B. Hagen also serves ex officio as a voting member of the nominating committee. Consistent with the Holding Companies Act, none of these persons is an officer or employee of us or of any entity controlling, controlled by or under common control with us. Each member of our nominating committee is an independent director as defined in the rules applicable to companies listed on the Nasdaq.

Nominating Procedures

Under Section 2.07(a) of our bylaws, nominations of persons for election to our board of directors may be made at any meeting at which directors are to be elected (i) by or at the direction of our board of directors upon the recommendation of our nominating committee or (ii) by any holder of our Class B common stock.

With respect to nominations by or at the direction of our nominating committee, except as is required by rules promulgated by Nasdaq, the SEC or the Holding Companies Act, there are no specific, minimum qualifications that must be met by a candidate for our board of directors, and our nominating committee may take into account such factors as it deems appropriate. Our nominating committee generally bases its nominations on our general needs as well as the specific attributes of candidates that would add to the overall effectiveness of our board of directors. Specifically, among the significant factors that our nominating committee may take into consideration are judgment, skill, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other directors, and the extent to which the candidate would be a desirable addition to our board of directors and any committee of our board of directors.

2020 Information Statement    9

Although we do not have a formal policy or guidelines regarding diversity of membership of our board of directors, our corporate governance guidelines recognize the value of having a board that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion. Our board has not attempted to define “diversity” or otherwise require that the composition of our board include individuals from any particular background or who possess specific attributes.

Our nominating committee utilizes the following process to identify and evaluate the individuals that it selects, or recommends that our board of directors select, as director nominees:

•	Reviews the qualifications of any candidates who have been recommended by a holder of Class A common stock or Class B common stock in accordance with our bylaws.

•

Considers recommendations made by individual members of our board of directors or, if our nominating committee so determines, a search firm. Our nominating committee may consider candidates who have been identified by management, but is not required to do so.

•

Evaluates the background, experiences, qualifications and suitability of each candidate, including the current members of our board of directors, in light of the current size and composition of our board of directors and the above discussed significant factors.

After such review and consideration, our nominating committee recommends a slate of director nominees to the board of directors.

Actions Taken for Nominations

Our nominating committee met on February 17, 2020 for the purposes of evaluating the performance and qualifications of the current and proposed members of our board of directors and nominating candidates for election as directors by the holders of Class B common stock at our annual meeting.

Our bylaws provide that our board of directors shall consist of not less than seven, nor more than 16, directors, with the exact number to be fixed from time to time by resolution of our board of directors. At its meeting on February 17, 2020, our nominating committee recommended that the size of our board of directors be set at 12 persons and that all 12 incumbent directors as of such date be nominated to stand for re-election as directors by the holders of Class B common stock at our annual meeting.

On February 20, 2020, our board of directors accepted the report and recommendation of our nominating committee, set the number of directors to be elected at our annual meeting at 12 and approved the nomination of J. Ralph Borneman, Jr., Eugene C. Connell, Salvatore Correnti, LuAnn Datesh, Jonathan Hirt Hagen, Thomas B. Hagen, C. Scott Hartz, Brian A. Hudson, Sr., George R. Lucore, Thomas W. Palmer, Martin P. Sheffield and Elizabeth Hirt Vorsheck for election as directors by the holders of Class B common stock at our annual meeting. If elected, such persons would serve until our 2021 annual meeting of shareholders and until their successors are elected and qualified.

Candidates for Election

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the nominees named below. All of the nominees are currently directors of the Company. If a nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee selected by our nominating committee. Our board of directors has no reason to believe the nominees named will be unable to serve if elected.

10    Erie Indemnity Company

The biography of each director nominee below contains information regarding that person’s principal occupation, positions held with the Company, age (as of April 1, 2020), service as a director, business experience, other public company director positions currently held or held at any time during the past five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused our nominating committee to conclude that the person should serve as a member of our board of directors:

J. Ralph Borneman, Jr., CIC, CPIA
Age: 81 Director since 1992

President, Chief Executive Officer and Chairman of the Board, Body-Borneman Insurance & Financial Services LLC, insurance agency, Boyertown, PA, 2005 to present; President, Chief Executive Officer and Chairman of the Board, Body-Borneman Associates, Inc., insurance agency; President, Body-Borneman, Ltd. and Body-Borneman, Inc., 1967-2005, insurance agencies he co-founded.

Mr. Borneman has extensive knowledge of, and over 50 years of experience with, the business of insurance, agency matters, sales and marketing, and insurance distribution strategies. He is a past President of the Professional Insurance Agents Association of Pennsylvania, Maryland and Delaware and has prior experience as a director of other public companies.

Eugene C. Connell, FCAS, CFA, CPCU
Age: 65 Director since 2017

Independent Investor and Advisor, Erie, PA, since 2011; Chief Executive Officer, RendrFX, Inc., video software, 2017-2019; Deputy Secretary, Commonwealth of Pennsylvania Department of Labor and Industry, Harrisburg, PA, 2013-2014; Executive Vice President, Property/Casualty Products, Risk Lighthouse, LLC, an economic risk intelligence firm, Atlanta, GA, 2012; Senior Vice President and Chief Actuary (1988-2011) and Chief Risk Officer (2005-2011), Erie Insurance Group, Erie, PA.

Mr. Connell has more than 40 years of experience in the insurance industry, including a 23-year career with the Company during which he held several senior leadership positions, including Chief Actuary and Chief Risk Officer. He has extensive experience in actuarial science; automobile, property and workers compensation insurance; development of property and casualty insurance products; financial planning and modeling; investments; insurance regulation; and risk management. Mr. Connell also satisfies the SEC requirements of an audit committee financial expert and has been so designated by the Company’s board of directors.

Salvatore Correnti, CFA, CCM, FLMI
Age: 59 Director since 2018

Director, Oil Casualty Investment Corporation Ltd, Bermuda, since 2017; Director, Builders Insurance (A Mutual Captive Company), Atlanta, GA, since 2013; Adjunct Professor, Towson University, Towson, MD, 2015-2019; Non-Executive Vice Chair of the Board of Directors of Conning Holdings Corporation, Hartford, CT; Conning Holdings Ltd, UK, 2012-2017; Chief Executive Officer of Conning Holdings/Conning Asset Management, 2003-2012.

Mr. Correnti has extensive experience with investments and insurance having held executive positions at USF&G, Swiss Re and Conning. In his current role as a director of Builders Insurance he serves as chair of the Investment Committee. Mr. Correnti also has executive management experience serving six years as head of asset-liability management, five years as chief operating officer, and then for nine years as chief executive officer of a global asset management company with more than $120 billion in assets under management.

2020 Information Statement    11

LuAnn Datesh, ESQ.
Age: 65 Director since 2016

Vice President, General Counsel and Corporate Secretary, Olympus Energy LLC, an oil and natural gas company, Canonsburg, PA since May 2019; Of Counsel to the law firm of Sherrard, German & Kelly, P.C., Pittsburgh, PA, since April 2019; a director and shareholder, Sherrard, German & Kelly, P.C., September 2016-April 2019; Vice President, CNX Gas Corporation, an oil and gas company, Canonsburg, PA, February 2016-September 2016; Vice President, CONSOL Energy, Inc., an energy company, 2011-2016; Assistant General Counsel, CONSOL Energy, Inc., 2009-2011.

Ms. Datesh has significant experience with the legal, governance and risk management aspects of another publicly-held, regulated company where she was an officer of multiple subsidiaries. She also has executive management experience overseeing a wide variety of corporate transactions and an extensive background in corporate law, finance, business counseling and managing large real estate holdings.

Jonathan Hirt Hagen, J.D.
Age: 57 Director since 2005

Vice Chairman of the Board of our Company since 2013 and Chairman of the Board of our affiliated insurance companies since 2018; Co-Trustee of the H.O. Hirt Trusts, Erie, PA, since 2015; Vice Chairman, Custom Group Industries, Erie, PA, machining and fabrication manufacturing companies, from 1999-2017; private investor, since 1990.

Mr. Hagen, as the grandson of our late founder and longtime leader of the Company, H.O. Hirt, and son of Chairman Thomas B. Hagen and the late longtime director Susan Hirt Hagen, has a thorough knowledge and understanding of our operations, history and culture. He is one of three trustees of the H.O. Hirt Trusts which control a majority of our voting stock. His extensive business and legal educational background, prior insurance experience and service on our board also give him broad knowledge of the insurance industry, business law and corporate governance issues. In addition, he has experience with his family’s business interests, as a private investor and as a director of another public company.

Thomas B. Hagen
Age: 84 Director since 2007 Prior Board Service 1979-1998

Chairman of the Board of our Company (since 2007) and of our affiliated insurance companies (2007-2018), an employee (1953-1995) and former agent of the Company, including service as President (1982-1990) and Chairman and CEO (1990-1993); Owner and Manager, Historic Erie Restorations LLC, since 2018; Chairman, Custom Group Industries, Erie, PA, machining and fabrication manufacturing companies, since 1997; General Partner, Hagen Family Limited Partnership, since 1989.

Mr. Hagen, the son-in-law and close associate of our late founder and longtime leader of the Company, has extensive insurance knowledge and experience having previously served the Company for over 40 years in a variety of leadership positions, including as our CEO. He has held leadership positions in various insurance industry and business trade groups, including past Chairman of the Pennsylvania Chamber of Business & Industry and past Chairman of the Insurance Federation of Pennsylvania. He also has broad executive management and leadership experience having served on various civic and business boards of directors, including the boards of three other public companies, one of them NYSE listed. He has served as Pennsylvania’s Secretary of Commerce and Secretary of Community & Economic Development, and is a retired Captain in the U.S. Navy Reserve. He controls the second largest voting and the largest non-voting shareholding interests in our Company.

12    Erie Indemnity Company

C. Scott Hartz, CPA
Age: 74 Director since 2003

Retired senior executive and private investor, principally in start-up technology related ventures. Director of INRange Systems, Inc., a manufacturer of medical devices, since January 2020; Managing Director, INRange Investor Group, LLC, since November 2019; Chairman, TaaSera, Inc., a cyber-security technology company since August 2015; Chief Executive Officer, TaaSera, Inc. 2012-2015, Chief Executive Officer, Hartz Group, strategy and technology consulting, Bala Cynwyd, PA, since 2002.

Prior to joining the Company’s board, Mr. Hartz spent 32 years with PwC Consulting, the last seven years as Global Chief Executive Officer for a world-wide organization with a 30,000 person professional staff. Mr. Hartz has a strong background in information technology, cyber-security, consulting and investments. He has prior experience in executive management, as a director of another public company and as an Advisory Board member of a national non-profit organization.

Brian A. Hudson, Sr., CPA, CGMA, CTP
Age: 65 Director since 2017

Executive Director and Chief Executive Officer, Pennsylvania Housing Finance Agency, Harrisburg, PA, from 2003 through his retirement in February 2020; Director, Federal Home Loan Bank of Pittsburgh, 2007-2017.

Mr. Hudson has 15 years of experience as chief financial officer and 14 years as chief executive officer of a multi-billion dollar corporation and instrumentality of the Commonwealth of Pennsylvania. In addition to being a Certified Public Accountant (CPA) and holding a Chartered Global Management Accountant (CGMA) designation, Mr. Hudson is a Certified Treasury Professional (CTP). Until 2017, he was a member of the Board of Directors, and Chair of the Audit Committee, of the Federal Home Loan Bank of Pittsburgh and has more than 35 years of experience in managing a large investment portfolio and the placement of bond issues. Mr. Hudson satisfies the SEC requirements of an audit committee financial expert and has been so designated by the Company’s board of directors.

George R. Lucore, AAM, AIM, AIT, CIC, CPCU, LUTCF
Age: 69 Director since 2016

Managing Director, PAFLA Properties, LLC, property management, since 2009; Executive Vice President — Field Operations of the Company, 2008-2010.

Mr. Lucore had a 36-year association with the Company during which he held several senior and executive leadership positions in addition to management roles in a number of our field offices. He has extensive knowledge of the insurance industry, including agency, marketing and distribution systems; was previously involved with the geographic expansion of the Erie Insurance Group into a number of states; and has taught courses in risk management and life and health insurance at the college level.

Thomas W. Palmer, ESQ.
Age: 72 Director since 2006

Of Counsel to the law firm of Marshall & Melhorn, LLC, Toledo, OH, since 2019; Member (including service as a managing member) of Marshall & Melhorn, LLC, 1972-2019.

Mr. Palmer has significant experience with business and corporate law, business dispute resolution, corporate governance, financial reporting and family-owned enterprises. He also has prior experience as a director of another public company.

2020 Information Statement    13

Martin P. Sheffield, CPCU
Age: 69 Director since 2010

Owner, Sheffield Consulting, LLC, Bath, PA, insurance consultants, since 2003.

Mr. Sheffield has extensive insurance industry, business and executive management experience, including having served 22 years as CEO of Co-Operative Insurance Company of Western New York, which ultimately became part of the Erie Insurance Group, as the Executive Director of Strategic Consulting for Ward Group, and as Vice President of the Property-Casualty Rating Division of A.M. Best. Mr. Sheffield also has prior experience as a director of another public company.

Elizabeth Hirt Vorsheck
Age: 64 Director since 2007

Co-Trustee of the H.O. Hirt Trusts, Erie, PA, since 2007; more than 35 years’ experience as managing principal of family business interests; private investor; and more than 15 years’ experience as principal of a family charitable foundation and other charitable initiatives.

Mrs. Vorsheck is a granddaughter of H.O. Hirt, the late founder and longtime leader of the Company, a daughter of F.W. Hirt, the late founder of Erie Family Life Insurance Company, who served the Erie Indemnity Company in many distinguished positions, culminating his lifelong career as Chairman of the Board having built and expanded the Erie Insurance Group of companies, and niece of Thomas B. Hagen and the late Susan Hirt Hagen. Mrs. Vorsheck is one of three trustees of the H.O. Hirt Trusts which control a majority of our voting stock. In addition, she individually directly controls a significant shareholding interest in the Company.

Independent Directors

Our board of directors has determined that each of the following directors and director nominees satisfies the definition of an “independent director” as set forth in the rules promulgated by Nasdaq:

Eugene C. Connell	Jonathan Hirt Hagen	Brian A. Hudson, Sr.	Martin P. Sheffield
Salvatore Correnti	Thomas B. Hagen	George R. Lucore	Elizabeth Hirt Vorsheck
LuAnn Datesh	C. Scott Hartz	Thomas W. Palmer

In addition, our board of directors has determined that Claude C.Lilly, III satisfied the definition of an “independent director” as set forth in the rules promulgated by Nasdaq for the period of 2019 during which he served as a director of the Company.

Director J. Ralph Borneman, Jr. does not meet the Nasdaq definition of an independent director since he is an owner and executive officer of an insurance agency that receives commission payments from the Company. See Related Person Transactions.

Required Vote

Cumulative voting rights do not exist with respect to the election of directors. A director nominee shall only be elected if the total votes cast by the voting shareholders for the election of such director nominee represents a majority of the Class B shares outstanding and entitled to vote at our annual meeting. An abstention will count as a vote against the proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE CANDIDATES FOR DIRECTOR NOMINATED BY OUR NOMINATING COMMITTEE.

14    Erie Indemnity Company

Compensation Discussion and Analysis

The Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, and the decisions the compensation committee of the board of directors has made pursuant to those programs. SEC regulations require disclosure of information about the compensation of our named executive officers, or “NEOs.” This includes our CEO, our CFO, and the next three most highly compensated officers of the Company. The following discussion focuses on the compensation of our NEOs for 2019, identified in the table below.

2019 Named Executive Officers

Principal executive officer	Timothy G. NeCastro
President and Chief Executive Officer
Principal financial officer	Gregory J. Gutting
Executive Vice President and Chief Financial Officer
Next three most highly compensated officers	Lorianne Feltz
Executive Vice President, Claims and Customer Service
Robert C. Ingram, III
Executive Vice President and Chief Information Officer
Bradley G. Postema(1)
Former Senior Vice President and Chief Investment Officer

(1)	Mr. Postema resigned from the Company on February 14, 2020.

The Summary Compensation Table and supplemental tables thereunder report compensation calculated for our NEOs in accordance with the rules and regulations of the SEC.

Executive Summary

Our executive compensation program is developed and monitored by our compensation committee. We provide a mix of fixed and variable compensation that is intended to motivate our executives to execute on short- and long-term objectives that build sustainable long-term value for our enterprise. Base salary is established after consideration of external competitiveness and the level of experience of each executive. Variable compensation is based on a “pay-for-performance” philosophy and tied to our corporate strategy. The outcome of current year performance is recognized by our Annual Incentive Plan, or “AIP,” and longer-term performance is measured over a three-year period and rewarded by our Long Term Incentive Plan, or “LTIP.”

Our AIP utilizes goals that are based on operational results, or “company performance goals,” and individual accomplishments, or “individual performance goals.” For our 2019 AIP, the company performance goals, weighted equally at 50 percent each, were (1) the Property and Casualty Group’s growth in direct written premium, or “DWP,” and (2) statutory combined ratio. For 2019, our results were as follows:

AIP Corporate Measure	2019 Target	2019 Year End Result	Payout (as a % of Target)
Direct Written Premium	6.6%	5.1%	25.0%
Statutory Combined Ratio	102.0%	105.0%	0.0%
OVERALL CORPORATE PERFORMANCE(1)			12.5%

(1)	Corporate measures are each weighted at 50 percent.

The performance goals for our LTIP are DWP growth, statutory combined ratio and return on invested assets, or “ROIA.” The LTIP is designed to reward participants based upon performance relative to an established peer group (see Long Term Incentive Plan below for the composition of the peer group). Performance below that of the peer group results in payouts below target; performance equal to that of the peer group results in payouts at target; and performance better than the peer group results in payouts in excess of target. To achieve a maximum payout, our three-year DWP growth must exceed the peer group results by 450 basis points; statutory combined ratio must be lower than the peer group results by 600 basis points; and our ROIA must exceed the peer group results by 262.5 basis points.

2020 Information Statement    15

To date, we have information on 11 of the 12 measurement quarters for the 2017-2019 LTIP performance period and we expect performance relative to our peer group to be less than that of the 2016-2018 performance period, as illustrated below.

LTIP Measure	Performance Period		ERIE Result	Peer Group Result	Basis Points Difference	Under/Over Performance
Direct Written Premium	2016-2018		6.4%	4.9%	153.0	over
	2017-2019	*	6.0%	4.3%	170.0	over
Statutory Combined Ratio	2016-2018		98.7%	101.8%	-306.9	over
	2017-2019	*	101.5%	100.6%	92.9	under
Return on Invested Assets	2016-2018		4.62%	4.97%	-35.1	under
	2017-2019	*	5.12%	5.00%	11.7	over

* Results for the 2017-2019 performance period are projected.

Our DWP growth continues to outperform our peers. Our combined ratio is projected to be greater than the peer group for the 2017-2019 LTIP performance period. Our ROIA is expected to be higher than the peer group. We expect the overall performance factor used to determine the payments to our NEOs under the LTIP to be lower than the prior year.

Additional information regarding our financial results for the year ended December 31, 2019, is provided in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K filed with the SEC on February 27, 2020.

Say-on-Pay and Say-on-Frequency Advisory Vote Results

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or “Dodd-Frank Act,” gives our Class B voting shareholders the right to approve, on a non-binding advisory basis, the compensation paid to our NEOs as disclosed in our information statement. At our 2017 Annual Meeting of Shareholders, our voting shareholders unanimously approved the compensation of the Company’s NEOs. After considering the results of the vote, our compensation committee determined that no material changes to our compensation programs were necessary.

Companies subject to the “say-on-pay” rules are required to hold a vote at least once every three calendar years to determine the frequency of the say-on-pay vote — annually, biannually or triennially. In 2017, our Class B voting shareholders selected, on a non-binding advisory basis, “every three years” as the preferred frequency for having the opportunity to vote on the compensation of our NEOs. Accordingly, this advisory vote on executive compensation will take place at our 2020 annual meeting. See Proposal 2 — Approval, on a Non-Binding Advisory Basis, of the Compensation of Our Named Executive Officers.

Risk Management in Executive Compensation Plan Design

The compensation committee evaluates the risks associated with the annual and long-term incentive compensation programs for our executive and senior leaders. This evaluation, conducted annually, is intended to minimize the risk that such programs will promote behavior that could negatively impact the value of the Company or the Exchange. The compensation committee ensures that performance measures used in these programs align with our overall business strategy.

Based on the results of these periodic assessments, we have determined that our compensation programs do not create undue material risk to the Company. There have been no material changes to our incentive plans or risk-mitigating factors since our last assessment and we have not identified any new risks that would change this determination. Other tools used to manage executive compensation risk and promote effective governance are identified in the table below.

16    Erie Indemnity Company

Measures Used to Mitigate Compensation Risk

Recoupment of Bonuses	Our policy on recoupment of officer bonuses allows us to recover bonuses paid under our AIP and LTIP under certain circumstances. See Policy on Recoupment of Officer Bonuses.
Committee Discretion	Our compensation committee has the discretion to reduce awards to any individual participant in the incentive plans.
Peer Group Comparison	The compensation committee compares our property and casualty insurance results to a peer group of companies in our LTIP. The committee closely monitors our results and those of our peers during each three-year performance period to determine whether we are performing above or below the industry and the impact on plan performance.(1)
AIP Funding Qualifier	Company financial results are considered before making payments to individuals to ensure payouts are not made if overall performance is poor.
Multiple Performance Measures	Both the annual and long-term incentive plans use multiple goals, thereby diversifying the risk associated with any single measure of performance.
Maximum Payout Opportunity	We limit the amounts that may be earned under any award of performance-based compensation.
Policy for Minimum Stock Ownership Levels	We believe that requiring executives to hold shares of our stock for an extended period of time discourages them from taking risks for short-term or immediate gain. See Policy for Minimum Stock Ownership Levels.
Plan Governance	All of our incentive plans have written plan documents. Depending on the plan, amendments require the approval of either the compensation committee or our Human Resources Division.
Anti-Hedging Policy	This policy prohibits directors and officers of the Company who are subject to the Policy for Minimum Stock Ownership Levels, as well as their spouses and any individuals residing in the same household, from engaging in transactions that are designed to offset a decrease in the market value of company stock.

(1)

We use two peer groups in our executive compensation program. The LTIP peer group, against which our long-term performance is measured, represents a significant share of the industry’s property and casualty premium and our compensation committee believes that this group is representative of our competition. Our executive compensation benchmarking peer group is composed of companies we consider to be competitors for policyholders and employees, and similar to us in terms of lines of business, net premiums written and/or asset size.

2020 Information Statement    17

Executive Compensation Philosophy and Structure

The goal of our executive compensation program is to attract, motivate, retain and reward executives in a fiscally responsible manner that balances the interests of our shareholders with those of the policyholders of the Exchange. To achieve this objective, we design executive compensation programs that encourage our executives to strive for performance that is better than the industry average. We provide a mix of fixed and variable compensation that is intended to motivate our executives to execute on short- and long-term objectives that build sustainable long-term value. We achieve these objectives by providing the elements of executive compensation identified in the table below.

Components of our Executive Compensation Program

Base Salary	Represents a fixed level of cash compensation for the executive’s competencies and the regular duties they perform in their role. Base salaries are linked to other compensation elements, including target award opportunities for short- and long-term incentive plans.
AIP	A performance-based annual incentive program that provides each executive an opportunity to earn a cash award based on the achievement of pre-determined goals or other performance objectives during a one-year period.
LTIP	A long-term incentive program that provides an opportunity for each executive to earn an award based on the achievement of performance objectives, as measured against a pre-defined peer group, that create long-term value for our shareholders and the policyholders of the Exchange.
Benefits	Benefits that include an unfunded, non-qualified supplemental retirement plan, or “SERP,” that enables eligible participants to earn benefits in excess of those that can be earned under our tax-qualified defined benefit pension plan, or “pension plan,” and an unfunded, non-qualified deferred compensation arrangement, or “deferred compensation plan,” that enables eligible participants to defer receipt of all or part of their compensation to a later date. We offer an unfunded, non-qualified “incentive compensation deferral plan” that enables participants to defer receipt of their AIP or LTIP award. We match contributions in our 401(k) plan; 100 percent of the first three percent of pay contributed by the employee, and 50 percent of the next two percent of employee contributions.

Executive Compensation Principles

Our executive compensation program includes industry best practices.

What We Do
✓	Pay for Performance. A significant percentage of total target direct compensation is pay at-risk and connected to performance.

✓	Link Performance Measures and Strategic Objectives. Performance measures for incentive compensation are linked to operating priorities.

✓	Consult with Independent Compensation Advisor. The committee retains an independent consultant to review our executive compensation programs and practices.

✓	Target Pay at the 50th Percentile of Peers. We target total direct compensation at the 50th percentile of our peers.

✓	Benchmark to Peers. We benchmark our executive compensation program and review the composition of the peer group annually.

✓	Limit the Maximum Payout Opportunity. We establish maximum amounts that may be earned under any award of performance-based compensation for our executives.

✓	Require Minimum Levels of Stock Ownership. We believe that requiring executives to hold shares of our stock for an extended period of time discourages them from taking risks for short-term or immediate gain.

✓	Recoup Compensation Under Certain Circumstances. Awards made to executives are subject to recoupment in specified situations.

18    Erie Indemnity Company

What We Don’t Do
×	No Accelerated Vesting of Performance Shares. Our LTIP does not provide for accelerated vesting of performance shares in the event of a termination of employment.

×	No Excessive Perquisites. Our executives receive minimal perquisites and do not receive tax gross-ups, except for guest travel and home security.

×	No Stock Options. We do not offer stock options or stock appreciation rights (SARs).

×	No Employment Agreements. We do not have employment agreements with any of our executive officers.

Relationship Between Pay and Performance

Our variable pay compensation is tied to (1) each executive’s individual performance and (2) the performance of the Company and the Exchange, thereby supporting our performance-based compensation philosophy. Because our executives have a greater ability to influence our performance and financial results through their decisions, the percentage of their total compensation comprised of variable pay increases with level of responsibility.

Variable compensation opportunities (long- and short-term incentive target awards) comprised approximately 73 percent of our CEO’s total target annual compensation in 2019, 47 percent of which was in the form of long-term awards tied to corporate performance. Variable compensation opportunities comprised approximately 59 percent of our other NEOs’ total target annual compensation in 2019, 34 percent of which was in the form of long-term awards. We believe that tying a meaningful portion of our NEOs’ target earnings opportunity to variable compensation, while providing competitive levels of base salary, strikes an appropriate balance between achievement of operational goals and the pay earned by our executives.

2020 Information Statement    19

Setting Executive Compensation

Our compensation committee determines the compensation philosophy and policies for our executive officers, including our CEO and executive vice presidents. The committee is responsible for establishing principles that guide the design of compensation programs for all executives. In doing so, it reviews the performance of each executive and establishes individual compensation levels. The committee considers the nature and extent of each executive’s skills, scope of responsibilities, performance and effectiveness in supporting our long-term goals. The committee engaged Aon, an independent consultant, to assist it with the development and setting of executive compensation for 2019. In preparing the 2019 benchmark and survey data, Aon utilized the following best practice methodologies:

Benchmark Positions	Competitive compensation levels for our executives were determined by matching each position to survey benchmark positions in the market.
Third-Party Compensation Data	Compensation data was obtained from published insurance industry and general industry sources and from third party consulting firms, including Mercer Consulting, Willis Towers Watson and Aon. Our existing compensation levels were analyzed and compared at the 50th percentile on a size-adjusted basis for similar positions.
Peer Group	Compensation data was obtained for a peer group of property and casualty companies. We consider these insurance companies to be our competitors for policyholders, and in some cases employees, and similar to us in terms of lines of business, net premiums written and/or asset size.

The peer group used in our 2019 base salary analysis was the same peer group used in 2018.

2019 Executive Compensation Benchmarking Peer Group

American Family Insurance Group

Amica Mutual Insurance Group

Auto Club Group

The Cincinnati Insurance Companies

CSAA Insurance Exchange

COUNTRY Financial

Farmers Insurance Group

The Hanover Insurance Group

Property and Casualty Companies

Nationwide Insurance

Sentry Insurance Group

State Auto Insurance Companies

USAA Group

In 2019, we paid Aon $56,451 for consulting services and $10,400 for compensation survey participation. We paid McLagan Partners, Inc., a division of Aon, $10,650 for compensation survey participation. In addition, we paid Ward Group, also a division of Aon, $530 for a compliance survey and $46,807 for consulting services. The committee has reviewed these services and determined that they do not impair the independence of Aon.

Principal Components of Executive Compensation

The principal components of our executive compensation program are base salary and bonus opportunities under our AIP and LTIP. Each of these items is discussed below.

20    Erie Indemnity Company

Base Salary

The committee set the 2019 base salaries of the NEOs, effective March 1, 2019. The adjustments were based on performance and/or market comparables.

Name	2019 Annual Base Salary	2018 Annual Base Salary
Timothy G. NeCastro	$900,000	$820,000
Gregory J. Gutting	$500,000	$480,000
Lorianne Feltz	$400,000	N/A
Robert C. Ingram, III	$522,500	$495,000
Bradley G. Postema	$454,968	$446,047

Annual Incentive Plan

The 2019 AIP payouts for our NEOs were based on the attainment of company and individual performance goals established at the beginning of 2019. Our compensation committee believes that this is an appropriate balance of corporate and individual performance goals which results in increased differentiation of rewards and improved line of sight among participants. The weighting between corporate and individual performance goals is based on a NEO’s role within the organization. Performance measures and their weightings for the 2019 AIP appear in the table below.

2019 AIP Performance Measures and Weightings

	Company Performance Measures		Individual Performance Measure Weighting
Name	% Increase in Direct Written Premiums	Statutory Combined Ratio
Timothy G. NeCastro	40%	40%	20%
Gregory J. Gutting	40%	40%	20%
Lorianne Feltz	40%	40%	20%
Robert C. Ingram, III	40%	40%	20%
Bradley G. Postema	30%	30%	40%

Once the target percentages were determined, our compensation committee, with support from our board of directors, established AIP performance measures intended to drive strong organizational performance. At the end of each year our board of directors and management review our historical results, operating goals and industry estimates to identify those areas where performance-based incentives would have the greatest impact on helping us achieve our strategic objectives in the following year.

The compensation committee then established a minimum, or “threshold,” a target and a maximum level of achievement for each performance measure. The maximum was intended to incent participants to achieve a maximum performance payout. If the target for a performance measure is achieved, then the performance measure will be deemed to be earned at 100 percent. If the maximum result for a performance metric is achieved, then the performance measure will be deemed to be earned at 200 percent. Results at or below threshold result in a zero payout and achievement at levels between threshold and target and between target and maximum are determined via linear interpolation. The company performance goals for the NEOs are shown in the table below.

2019 AIP Company Performance Goals

Company Goal	Actual Result	Threshold	Target	Maximum
% increase in Direct Written Premium(1)	5.1%	4.6%	6.6%	9.6%
Statutory Combined Ratio(2)	105.0%	104.0%	102.0%	99.0%

(1)	The year-over-year percentage increase in the Property and Casualty Group’s DWP.

(2)

The statutory combined ratio of the Property and Casualty Group measures the underwriting profitability of our property and casualty insurance business without consideration of investment earnings or federal income taxes.

The committee believes these company performance goals promote growth (measured by the increase in DWP) while maintaining a strong underwriting discipline (evidenced by a favorable statutory combined ratio).

2020 Information Statement    21

2019 AIP Individual Performance Goals

Each NEO was assigned individual goals related to their scope of responsibility and aligned with our overall strategic priorities. These goals account for 20 percent of each NEO’s AIP award and may be qualitative or quantitative in nature. For Mr. Postema, the weight of his individual goals is 40 percent, due to a lower corporate performance weighting. Although we believe that disclosure of these goals could cause competitive harm, our compensation committee has determined that achievement of these individual goals would require substantial and sustained performance by the NEOs.

2019 AIP Targets and Awards

The 2019 target and level of achievement relative to target for AIP awards earned appear in the table below. The targets for those awards are identified below. AIP bonuses were paid on March 13, 2020, and are shown in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

Name	AIP Target as a % of Base Salary	Achievement Relative to Threshold, Target or Maximum
Timothy G. NeCastro	100%	Below Target
Gregory J. Gutting	60%	Below Target
Lorianne Feltz	60%	Below Target
Robert C. Ingram, III	60%	Below Target
Bradley G. Postema	60%	Below Target

We continued to use a funding qualifier for the 2019 AIP. The compensation committee determined that it would be appropriate to first consider our overall financial results before making payments to individuals based on achievement of the specific performance goals set forth above. The funding qualifier is a corporate performance threshold that is based on our net operating income, or “NOI.” NOI is the Company’s net income, excluding: (i) realized capital gains and losses; (ii) impairment losses; (iii) related federal income taxes; (iv) losses from discontinued operations; (v) debt prepayment penalties; (vi) extraordinary gains or losses; (vii) the cumulative effect of accounting changes or the effect of material changes in tax laws; (viii) acquisitions or divestitures; (ix) unusual or nonrecurring items; (x) asset write downs; (xi) litigation, claims, judgments, or settlements not related to core operations; (xii) expenses for reorganization or restructuring initiatives; (xiii) currency fluctuations; and (xiv) reserve strengthening or financing activities. Use of NOI as the measure for the funding qualifier gives appropriate consideration to the interests of both our shareholders and our NEOs.

The funding qualifier under our 2019 AIP was 75 percent of the Company’s forecasted NOI for 2019. In order for an AIP payout to occur, 2019 NOI had to exceed $226.5 million. Our 2019 NOI totaled $312 million, thereby satisfying this requirement.

Long Term Incentive Plan

The purpose of our LTIP is to enhance our growth and profitability, and that of the Exchange, by providing longer term rewards to executives who are capable of having a significant impact on performance. We accomplish this by providing eligible executives with incentives based on attainment of certain performance goals over three-year performance periods. Performance is measured and compared to an industry peer group selected by the compensation committee. Awards are granted in phantom stock and paid out in cash.

LTIP Peer Group

The compensation committee believes the peer group below is representative of the property casualty industry, as it comprises a large share of the industry’s premiums. In 2019, changes were made to the composition of the peer group in order to more closely align with the property casualty industry’s performance. One company, State Auto, was eliminated and three companies — Amica, Progressive and Westfield — were added.

22    Erie Indemnity Company

2019-2021 LTIP Peer Group

Allstate Insurance Group American Family Insurance Group Amica Mutual Group Auto Owners Insurance Group The Cincinnati Insurance Companies COUNTRY Financial	Farmers Insurance Group Government Employees Insurance Group (GEICO) Grange Mutual Casualty Pool Liberty Mutual Insurance Companies	Nationwide Insurance Progressive Insurance Group State Farm Group Travelers Group USAA Group Westfield Group

LTIP Targets

The tables below show: (i) LTIP targets expressed as a percentage of base salary; and (ii) the performance measures selected to promote long-term sustainability and competitive positioning, and their respective weightings for the 2019-2021 performance period.

Name	LTIP Target as a % of Base Salary
Timothy G. NeCastro	175%
Gregory J. Gutting	90%
Lorianne Feltz	90%
Robert C. Ingram, III	90%
Bradley G. Postema	60%

The target number of shares for each participant was calculated by dividing the target equity incentive plan award by $138.87, the average closing share price of our Class A common stock for the first 20 business days of the performance period. Opportunities under the LTIP range from 0 to 250 percent of target.

LTIP Performance Measures & Weightings

Name	% Increase in Direct Written Premiums	Statutory Combined Ratio	Return on Invested Assets
Timothy G. NeCastro	40%	40%	20%
Gregory J. Gutting	40%	40%	20%
Lorianne Feltz	40%	40%	20%
Robert C. Ingram, III	40%	40%	20%
Bradley G. Postema	20%	20%	60%

Given the nature of our business, underwriting profitability and return on investments are important to long-term financial strength. The Property and Casualty Group’s DWP growth is also important to our financial results as it is the primary driver of the management fee revenue we earn from the Exchange.

The 2017-2019 performance period is closed. The payout, pending approval from our compensation committee, will be made later in 2020 since computations require peer group data that is not yet available. To date, for this performance period, we have information on eleven of the twelve measurement quarters and expect the payout to be approximately 115 percent of target.

2020 Information Statement    23

Retirement Benefits and Perquisites

We believe retirement benefits are an important part of a competitive reward opportunity that enables us to attract and retain talented leaders. We also offer our executives a limited number of perquisites.

Pension Plan	• Provided to all eligible employees since 1946
SERP(1)	• Provided to executive officers, senior vice presidents and other select officers of the Company • Encourages retention and long service careers
Deferred Compensation Plan	• Provided to executive officers, senior vice presidents and other select officers of the Company • Unfunded, non-qualified deferred compensation
Incentive Compensation Deferral Plan	• Provided to executive officers, senior vice presidents and other select officers of the Company • Unfunded, non-qualified incentive compensation deferral
Perquisites

•  In addition to broad-based benefits offered generally to all of our full-time employees, executives are offered:

○   Business club memberships

○   Airline club memberships as needed

○   Comprehensive financial counseling

○   Officer physicals

○   Accident benefits

○   Guest travel

○   Tax gross-ups for guest travel

○   Home security

○   Tax gross-ups for home security

(1)

We provide a SERP to our NEOs in response to those provisions of the Internal Revenue Code of 1986, or “the Code,” that limit the maximum annual pension award that can be paid to any eligible employee. As illustrated in the Pension Benefits table, an older NEO can produce a significantly higher present value compared to a younger, more highly paid NEO. This result occurs primarily because the nearer a NEO is to normal retirement age, the shorter the discount period used in calculating the present value of the benefits. In addition, amounts in the Pension Benefits table may increase or decrease from year to year. This is the result of discount rates used in the calculations. See Executive Compensation — Pension Plan.

Policy on Recoupment of Officer Bonuses

In 2009, our board of directors approved a “clawback” policy that applies to AIP and LTIP payouts. To the extent permitted by law, our policy requires the reimbursement of all or a portion of any performance-based annual or long-term bonus paid to any officer after June 30, 2009 where (a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, and (b) a lower payment would have been made to the officer based upon the restated financial results. In each such instance the Company will, to the extent practicable, seek to recover the amount by which the officer’s bonus for the relevant period exceeded the lower payment that would have been made based on the restated financial results. We will not seek to recover bonuses paid more than two years prior to the date on which our board of directors was made aware of the need to restate our financial statements. We will continue to monitor regulatory requirements and adjust our policy as necessary.

The policy also states that, to the extent permitted by law, officers are required to reimburse us for any performance-based annual or long-term bonus we paid to such officer after June 30, 2009 where the officer’s employment with the Company was terminated for cause either prior to the payment of the bonus or within six months thereafter.

24    Erie Indemnity Company

Policy for Minimum Stock Ownership Levels

Our Policy for Minimum Stock Ownership Levels is designed to promote greater alignment with the interests of our shareholders through ownership of Company stock and to achieve a stronger correlation to market-prevalent stock ownership practices of public companies. Under these guidelines, our executive and senior officers are expected, over time, to acquire and hold Erie Indemnity Company stock equal to a specific multiple of base salary. Owned shares, shares held in our 401(k) savings plan, shares issued under the LTIP and share credits issued under the Incentive Compensation Deferral Plan are counted toward satisfying the ownership guidelines.

An officer who was covered by this policy, a “covered officer,” on January 1, 2016 must reach his or her minimum ownership level by December 31, 2020. An individual who becomes a covered officer after January 1, 2016 must achieve his or her minimum ownership level by the fifth anniversary of becoming a covered officer. If a covered officer is appointed to a position with a higher minimum ownership requirement, the difference between the two levels must be achieved by the fifth anniversary of the new appointment. The original timeframe shall continue to apply to the prior ownership requirement.

A ”once and only” clause was added to the policy in 2019. This prevents the need for executives to acquire more shares in the event of a decline in stock price or increase in base salary. The value of stock that must be acquired by the executive does not fluctuate unless they are promoted to a position that has a higher requirement.

The following table shows the required stock ownership levels and the share ownership of our NEOs as of December 31, 2019:

Name	Target Ownership Level	# of Shares Owned at 12/31/19	Met Target(1)
Timothy G. NeCastro	4x base salary	19,214	Yes
Gregory J. Gutting	3x base salary	6,778	Yes
Lorianne Feltz	3x base salary	5,400	Yes
Robert C. Ingram, III	3x base salary	19,012	Yes
Bradley G. Postema	1x base salary	1,881	Yes

(1)	NEO met ownership level in the current year using a widely-reported daily closing price of ERIE stock.

Anti-Hedging Policy

In 2019, our board approved an “Anti-Hedging Policy” that prohibits members of the Company’s board of directors and those officers of the Company who are subject to the Policy for Minimum Stock Ownership Levels, as well as their spouses and any individuals residing in the same household, from engaging in hedging or monetization transactions with respect to Company securities including, but not limited to: (i) purchasing put or call options or other derivative instruments; (ii) using financial instruments, such as exchange funds, variable prepaid forwards, equity swaps, collars and forwards; and (iii) establishing short positions in Company stock (“Prohibited Transactions”). Our board of directors believes that it is in the best interests of Company shareholders, and promotes the Company’s commitment to sound corporate governance, to prohibit individuals subject to this policy from engaging in the Prohibited Transactions, as such transactions can disrupt the alignment between those individuals and the Company’s other shareholders, compromise Company compensation programs and philosophies, and undermine polices regarding stock ownership.

Tax Implications of Executive Compensation

Our compensation committee will continue to monitor guidance from the IRS to balance the benefits of deductibility with the goals of our executive compensation program.

Agreements with Executive Officers

We have no employment agreements with any NEOs. For termination scenarios relating to our NEOs, see Executive Compensation — Potential Termination or Change in Control Payments.

2020 Information Statement    25

Executive Compensation

The following table sets forth the 2019, 2018 and 2017 compensation of our NEOs. Compensation disclosed herein is for services rendered in all capacities to us, EFL, the Exchange and their subsidiaries and affiliates. Compensation is allocated among us, the Exchange, EFL and their subsidiaries and affiliates according to an estimated proportion of the executives’ time dedicated to the affairs of the various entities. Our share of total compensation expense for the NEOs was 44 percent in 2019 and 54 percent in 2018 and 2017. Amounts indicated are pre-individual income taxes.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compen- sation ($)(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Timothy G. NeCastro President and Chief Executive Officer	2019 2018 2017	884,615 806,538 737,692	0 0 0	1,575,064 1,312,004 862,575	360,000 671,580 886,860	1,386,628 641,823 1,471,233	43,403 64,018 56,706	4,249,710 3,495,963 4,015,066
Gregory J. Gutting Executive Vice President and Chief Financial Officer	2019 2018 2017	496,154 474,231 446,154	0 0 0	450,078 432,030 405,035	120,000 247,680 417,593	752,827 (75,098 839,164)	43,494 48,450 40,192	1,862,553 1,127,293 2,148,138
Lorianne Feltz Executive Vice President Claims and Customer Service	2019	396,154	0	360,090	91,200	624,305	32,670	1,504,419
Robert C. Ingram, III Executive Vice President and Chief Information Officer	2019 2018 2017	517,212 492,115 476,923	0 0 0	470,353 445,586 432,015	141,075 267,300 442,552	311,928 92,015 220,014	28,954 28,204 27,612	1,469,522 1,325,220 1,599,116
Bradley G. Postema Former Senior Vice President and Chief Investment Officer	2019 2018 2017	453,252 443,548 431,114	0 0 0	273,018 267,705 259,836	198,184 262,944 398,189	245,859 37,290 169,211	51,965 33,260 49,027	1,222,278 1,044,747 1,307,377

(1)

Grants made under our LTIP for the performance periods beginning in 2017, 2018 and 2019 are shown in the “Stock Awards” column. Grants of phantom stock were made each year and, upon vesting, participants will be paid in cash.

(2)	The “Non-Equity Incentive Plan Compensation” column includes payouts made under the AIP during each year.

(3)

Amounts in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column increased in 2019. The increase is the result of a decrease in discount rates used for calculations. Rates for 2019, 2018 and 2017 were 3.59 percent, 4.47 percent and 3.73 percent, respectively. Significant increases in discount rates decreases amounts, and in some cases, produces negative results.

(4)	See Supplemental Table for All Other Compensation.

26    Erie Indemnity Company

Stock Awards: Long Term Incentive Plan

Our LTIP allows awards of phantom stock and payment of outstanding awards to be made in either cash or stock. The LTIP plan document includes a list of performance measures that may be used to establish performance goals. Awards for the 2019-2021, 2018-2020 and 2017-2019 performance periods are payable in cash. The amounts shown in the Summary Compensation Table for 2019, 2018 and 2017 reflect the grant date fair value of these awards as further described below. Amounts for each performance period will not be earned until December 31 of the third year and may be more or less than the value shown based upon the level of achievement of the performance goals.

For 2019, 2018 and 2017, the grant value of each executive’s target LTIP award (calculated as a percentage of their base salary) was established by our compensation committee. The number of phantom shares awarded in 2019, 2018 and 2017 was calculated by dividing the target LTIP award by $138.87, $117.88 and $111.95, respectively, the average share price for the first 20 business days of each performance period.

Non-Equity Incentive Plan Compensation

The “Non-Equity Incentive Plan Compensation” column includes the AIP payouts during each year.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings

The Summary Compensation Table above includes the net change in the present value of accrued benefits from December 31, 2018 to December 31, 2019 under our pension plan, a tax-qualified defined benefit pension plan, and our SERP, a non-qualified defined benefit arrangement. The present value information presented utilizes assumptions consistent with those used for fiscal year 2019 disclosure under Financial Accounting Standards Board (FASB) Accounting Standards Codification 715, “Compensation — Retirement Plans.” Discount rates used for December 31, 2019, 2018 and 2017 were 3.59 percent, 4.47 percent and 3.73 percent, respectively (3.09 percent post-retirement discount rate for 2019, 3.97 percent for 2018 and 3.23 percent for 2017).

There are no above-market or preferential non-qualified deferred compensation earnings to disclose in this column. See Non-Qualified Deferred Compensation for a description of the investment funds and earnings.

All Other Compensation

The following table provides details of the amounts presented in the “All Other Compensation” column of the Summary Compensation Table.

Supplemental Table for All Other Compensation

Name	Year	401(k) Contribution ($)(1)	Supple- mental 401(k) Match ($)(2)	Tax Gross- Ups ($)(3)	Member- ship Dues ($)(4)	Guest Travel ($)(5)	Other ($)(6)	Total ($)
Timothy G. NeCastro	2019 2018 2017	11,200 12,000 10,800	0 21,262 18,708	11,147 11,314 10,153	1,923 3,268 1,724	6,008 10,259 5,994	13,125 5,915 9,327	43,403 64,018 56,706
Gregory J. Gutting	2019 2018 2017	11,200 12,000 10,800	8,646 7,969 7,046	3,149 4,165 3,877	3,203 2,618 2,809	1,989 5,366 2,356	15,307 16,332 13,304	43,494 48,450 40,192
Lorianne Feltz	2019	11,200	0	0	2,168	0	19,302	32,670
Robert C. Ingram, III	2019 2018 2017	11,200 12,000 10,800	9,489 8,685 8,277	0 0 0	1,923 2,068 2,174	0 0 0	6,342 5,451 6,361	28,954 28,204 27,612
Bradley G. Postema	2019 2018 2017	11,200 12,000 10,800	7,630 6,742 6,778	0 0 0	1,020 1,020 749	0 0 0	32,115 13,498 30,700	51,965 33,260 49,027

(1)

This column includes the company match for our tax-qualified 401(k) savings plan for our employees. For more information on the 401(k) savings plan, see also Part II, Item 8, “Financial Statements and Supplementary Data — Note 10, Postretirement Benefits, of Notes to Financial Statements” in our annual report on Form 10-K filed with the SEC on February 27, 2020.

2020 Information Statement    27

(2)

Included in the “Supplemental 401(k) Match” column are our contributions that cannot be credited to the tax-qualified 401(k) savings plan because of compensation and contribution limits imposed by the Code. See Non-qualified Deferred Compensation for additional discussion.

(3)	We pay taxes on behalf of our executives for guest travel and residential security.

(4)	We provide professional association and business dining club membership dues for executives.

(5)	We pay registration fees and normal travel expenses for an executive’s guest when they accompany the executive to certain business functions.

(6)

The “Other” column includes executive physicals, the company-paid portion of a comprehensive financial counseling program, company cost of residential home security, the taxable value of group term life insurance, taxable fringe benefits, and a $250 gift card and associated tax gross-up provided to all employees in June 2019. For Ms. Feltz, this column for 2019 also includes $7,692 for cash conversion of unused vacation. For Mr. Postema, this column in 2019 includes $17,499 for cash conversion of unused vacation.

Grants of Plan-Based Awards

The following table summarizes awards that were granted during 2019 under our AIP and LTIP.

Grants of Plan-Based Awards Table for 2019

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Plan	Grant Date	Performance Period	Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Timothy G. NeCastro	AIP LTIP	2/13/19 2/13/19	2019 2019-2021	0 N/A	900,000 N/A	1,800,000 N/A	N/A 0	N/A 11,342	N/A 28,355	N/A 1,575,064
Gregory J. Gutting	AIP LTIP	2/13/19 2/13/19	2019 2019-2021	0 N/A	300,000 N/A	600,000 N/A	N/A 0	N/A 3,241	N/A 8,103	N/A 450,078
Lorianne Feltz	AIP LTIP	2/13/19 2/13/19	2019 2019-2021	0 N/A	240,000 N/A	480,000 N/A	N/A 0	N/A 2,593	N/A 6,483	N/A 360,090
Robert C. Ingram, III	AIP LTIP	2/13/19 2/13/19	2019 2019-2021	0 N/A	313,500 N/A	627,000 N/A	N/A 0	N/A 3,387	N/A 8,468	N/A 470,353
Bradley G. Postema	AIP LTIP	2/13/19 2/13/19	2019 2019-2021	0 N/A	272,981 N/A	545,962 N/A	N/A 0	N/A 1,966	N/A 4,915	N/A 273,018

(1)

The maximum AIP payout is 200 percent of the target award. See Compensation Discussion and Analysis — Annual Incentive Plan and Part II, Item 8, “Financial Statements and Supplementary Data — Note 11, Incentive and Deferred Compensation Plans, of Notes to Financial Statements” in our annual report on Form 10-K filed with the SEC on February 27, 2020. The minimum funding qualifier for payment of the 2019 AIP awards was satisfied. AIP results were certified and approved by our compensation committee on February 19, 2020, and the awards were paid on March 13, 2020. All payments made under the AIP are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

Under the LTIP, our compensation committee grants performance shares, performance units and/or phantom stock to participants. Performance shares represent the right to receive shares of common stock or cash. Performance units and phantom stock represents the right to receive a cash payment. For the 2019-2021 performance period, grants were made in shares of phantom stock and awards will be paid in cash when vested. The maximum payout under this plan is 250 percent of the target award. Awards, if any, for the 2019-2021 performance period will vest at December 31, 2021.

(3)	The grant date fair value of the award was calculated by multiplying the target number of phantom shares by $138.87, the average share price for the first 20 business days of the performance period.

An executive’s target award is established by our compensation committee. The target number of performance shares, performance units and/or phantom stock for each executive is based on a competitive total direct compensation target opportunity and an agreed-upon target pay mix. When our compensation committee approves target awards, it also approves the performance measures, performance goals and the calibration of shares and/or cash awarded at performance levels above and below target. Our compensation committee has the discretion to reduce awards to any individual participant in the incentive plans, and we have a policy for recoupment of officer bonuses. See Compensation Discussion and Analysis.

28    Erie Indemnity Company

Under our LTIP, the actual shares or cash paid to an executive at the end of a performance period may be more or less than the executive’s target, but not more than the maximum for that performance period. See also Part II, Item 8, “Financial Statements and Supplementary Data — Note 11, Incentive and Deferred Compensation Plans, of Notes to Financial Statements” in our annual report on Form 10-K filed with the SEC on February  27, 2020.

Outstanding Equity Awards

The following table shows outstanding equity awards at December 31, 2019.

Outstanding Equity Awards at December 31, 2019

Name	Performance Period		Stock Awards Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Timothy G. NeCastro	2019-2021 2018-2020 2017-2019	(1) (2) (3)	11,342 11,130 19,263	1,882,772 1,847,580 3,197,658
Gregory J. Gutting	2019-2021 2018-2020 2017-2019	(1) (2) (3)	3,241 3,665 9,045	538,006 608,390 1,501,470
Lorianne Feltz	2019-2021 2018-2020 2017-2019	(1) (2) (3)	2,593 2,902 7,238	430,438 481,732 1,201,508
Robert C. Ingram, III	2019-2021 2018-2020 2017-2019	(1) (2) (3)	3,387 3,780 9,648	562,242 627,480 1,601,568
Bradley G. Postema	2019-2021 2018-2020 2017-2019	(1) (2) (3)	1,966 2,271 5,803	326,356 376,986 963,298

(1)

For the 2019-2021 performance period, we have information on three of the twelve measurement quarters and estimate the payout to be approximately 62 percent of target. Because the expected payout is below target, it is disclosed in the table at target. Awards, if any, for the 2019-2021 performance period will be deemed earned at December 31, 2021. In 2022, after achievement of the performance goals has been certified, grants under the LTIP made in 2019 — which were made in phantom stock — will be settled in cash.

(2)

For the 2018-2020 performance period, we have information on seven of the twelve measurement quarters and estimate the payout to be approximately 72 percent of target. Because the expected payout is below target, it is disclosed in the table at target. Awards, if any, for the 2018-2020 performance period will be deemed earned at December 31, 2020. In 2021, after achievement of the performance goals has been certified, grants under the LTIP made in 2018 — which were made in phantom stock — will be settled in cash.

(3)

For the 2017-2019 performance period, we have information on eleven of the twelve measurement quarters and estimate the payout to be approximately 115 percent of target. Because the expected payout is above target, it is disclosed in the table above at the maximum amount of 250 percent of the target award. Awards, if any, for the 2017-2019 performance period are deemed to be earned at December 31, 2019. In 2020, after achievement of the performance goals has been certified, grants under the LTIP made in 2017 — which were made in performance shares — will be settled in cash.

All shares in the above table were valued using the closing share price of $166.00 on December 31, 2019. All shares of phantom stock were awarded under the LTIP.

2020 Information Statement    29

Option Exercises and Stock Vested During 2019

The table below shows equity awards that vested during 2019.

	Stock Awards
Name	Number of Shares Vested (#)	Value Realized Upon Vesting ($)
Timothy G. NeCastro(1)	7,021	935,970
Gregory J. Gutting(1)	5,347	712,809
Lorianne Feltz	2,361	314,745
Robert C. Ingram, III	6,544	872,381
Bradley G. Postema	3,078	410,328

(1)	For Messrs. NeCastro and Gutting, amount shown represents awards made inside and outside the LTIP.

The number of shares vested relates to the 2016-2018 LTIP performance period. All shares were valued using a share price of $133.31, which was the closing share price on December 31, 2018.

We do not offer option awards to our executives.

Pension Plan and SERP

The Pension Benefits table below includes the present value of accrued benefits under our defined benefit pension plan and our SERP as of December 31, 2019. Executives must complete five full years of service to be fully vested in our pension plan. As of December 31, 2019, all our NEOs were 100 percent vested in the plan. Executives earn a vested interest in our SERP at the rate of 20 percent per full year of supplemental plan service, but they must also be fully vested in our pension plan to be vested in the SERP. All of our NEOs were fully vested in the SERP at the end of 2019.

The present value information presented in the Pension Benefits table utilizes assumptions consistent with those used for fiscal year 2019 disclosure under FASB Accounting Standards Codification 715, “Compensation — Retirement Plans,” including a 3.59 percent discount rate as of December 31, 2019 (3.09 percent post-retirement discount rate for our SERP) and assumes a retirement age of 65 and no pre-retirement decrements for our pension plan and our SERP.

Pension Benefits at December 31, 2019

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Timothy G. NeCastro	Pension SERP	24 24	980,693 4,228,752	0 0
Gregory J. Gutting(1)	Pension SERP	30 30	1,117,408 2,276,144	0 0
Lorianne Feltz	Pension SERP	29 29	929,699 1,256,221	0 0
Robert C. Ingram, III	Pension SERP	8 8	355,873 754,938	0 0
Bradley G. Postema	Pension SERP	8 8	286,076 516,386	0 0

(1)	Mr. Gutting has been employed with ERIE for more than 30 years, but under the pension plan and SERP he is limited to 30 years of credited service.

Normal retirement under both our pension plan and SERP is age 65 because that is the earliest time that an executive could retire and commence benefit payments under the plans without any reduction due to age.

30    Erie Indemnity Company

Under our pension plan, final average earnings are the average of the executive’s highest 36 consecutive months of compensation during his or her final 120 months of employment. Under our SERP, final average earnings are the average of the executive’s highest 24 consecutive months of compensation during his or her final 120 months of employment. For purposes of calculating the amount of pension and SERP benefits, compensation includes base salary and a lump sum paid in lieu of a merit increase but excludes bonuses, deferred compensation plan payments and severance pay under any severance benefit plan. An executive’s compensation that exceeds annual limits imposed by the Code is excluded in computing benefits derived under our pension plan but included in computing benefits due under our SERP.

“Credited service” is generally defined as the executive’s years of employment with us as a covered employee, up to a maximum of 30 years. For purposes of determining the number of years of credited service that will be used to calculate the amount of the benefit, the executive, as well as all other employees, earns a full year of credited service for a partial year of employment as a covered employee. Supplemental plan service in our SERP means employment with us as both a covered employee and SERP participant.

Our pension plan’s benefit formula at normal retirement age is 1.0 percent of the executive’s final average earnings up to the social security-covered compensation level (an amount published each year by the Social Security Administration) plus 1.5 percent of the final average earnings in excess of the social security-covered compensation level with the resulting sum multiplied by the executive’s years of credited service, up to a maximum of 30 years. Our pension plan’s benefit is accrued in the form of a single life annuity with optional actuarially-equivalent forms of payment available.

The SERP’s benefit formula at normal retirement age is equal to 60 percent of SERP final average earnings, reduced proportionately for less than 30 years of credited service. This benefit is accrued in the form of a 10-year certain and life thereafter annuity. The executive’s benefit that is payable under our pension plan is subtracted from our SERP benefit. For purposes of this offset, such monthly benefits which are payable in a form other than a 10-year certain and life thereafter annuity are converted to a monthly benefit which is the actuarial equivalent of a 10-year certain and life thereafter annuity. A lump sum is the only available form of payment from the SERP.

Each executive may become eligible for a SERP benefit only in the event that:

•	the executive is vested under our pension plan (100 percent vested after five full years of service);

•	the executive is entitled to receive a benefit under our pension plan; and

•	prior to the executive’s termination of employment, the executive is vested in our SERP benefit according to the table below.

Years of Supplemental Plan Service	Vested Percentage
Less than 1	0%
1 but less than 2	20%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or more	100%

Executives in our pension plan and our SERP are eligible for early retirement after attaining age 55 and completing at least 15 full years of service as a covered employee. The executive’s early retirement benefit under these plans is reduced by 0.25 percent for each complete calendar month up to 60 months and 0.375 percent for each complete calendar month in excess of 60 months by which the executive’s early retirement benefit commencement date precedes such executive’s normal retirement date.

See also Part II, Item 8, “Financial Statements and Supplementary Data — Note 10, Postretirement Benefits, of Notes to Financial Statements” in our annual report on Form 10-K filed with the SEC on February 27, 2020.

2020 Information Statement    31

Non-Qualified Deferred Compensation

We maintain two deferred compensation plans in which executives are eligible to participate.

Deferred Compensation Plan

Executives may elect to defer up to 100 percent of their annual salary and up to 100 percent of any cash award under our AIP. A matching contribution is also credited to a participant’s deferred compensation account if their annual base salary exceeds the IRS annual maximum recognizable compensation limit for qualified retirement plans ($280,000 for 2019 and they have elected to defer base salary into this plan during the year. The sum of the participant’s 401(k) plan matching contribution plus this plan’s matching contribution provides the participant with the same total match expressed as a percentage of their total base salary as any employee with less than $280,000 of base salary would be eligible to receive under the 401(k) plan (four percent of base salary for employee contributions of at least five percent of base salary). Participants in the plan select hypothetical investment funds for their deferrals and are credited with the hypothetical returns generated. This plan is an unfunded, non-qualified, deferred compensation arrangement created for executive officers, senior vice presidents and other select officers of the Company.

Executives identify:

•	the percentage of annual salary and bonus to be deferred;

•	hypothetical investment funds;

•	the method by which the amounts credited to the executive’s deferred compensation account are to be paid;

•

the date on which payment of the amounts credited to the executive’s deferred compensation account is to occur (in the event of a lump sum distribution) or commence (in the event of a form of distribution other than a lump sum); and

•

the beneficiary designated to receive payment of the amounts credited to the deferred compensation account in the event the executive dies before distribution of the amounts credited to the deferred compensation account is completed.

The following table summarizes NEO contributions, our contributions, credited earnings, withdrawals and the aggregate balance as of December 31, 2019.

Non-Qualified Deferred Compensation Table for 2019

Name	Executive Contributions in 2019 ($)(1)	Company Contributions in 2019 ($)(2)	Aggregate Earnings in 2019 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2019 ($)(3)
Timothy G. NeCastro	0	0	122,475	0	536,051
Gregory J. Gutting	49,615	8,646	51,329	0	269,607
Lorianne Feltz	18,468	0	33,603	0	138,195
Robert C. Ingram, III	413,769	9,489	79,303	0	591,941
Bradley G. Postema	31,728	7,630	421,368	0	1,714,818

(1)	Executive contributions include amounts deferred as supplemental employee contributions. These amounts are disclosed in the Summary Compensation Table in the “Salary” column.

(2)	Our contributions are comprised of the company match on annual salary deferrals. These amounts are disclosed in the Summary Compensation Table in the “All Other Compensation” column.

(3)

For Mr. NeCastro, $21,262 was previously reported in our Summary Compensation Table for 2018 and $18,708 for 2017. For Mr. Gutting, $8,646, $7,969 and $7,046 was previously reported as compensation in our Summary Compensation Table for 2019, 2018 and 2017, respectively. For Mr. Ingram, $9,489, $8,685 and $8,277 was previously reported as compensation in our Summary Compensation Table for 2019, 2018 and 2017, respectively. For Mr. Postema, $7,630, $6,742 and $6,778 was previously reported as compensation in our Summary Compensation Table for 2019, 2018 and 2017, respectively.

With the exception of the T. Rowe Price Science and Technology Fund, the plan’s hypothetical investment funds mirror the investment options that are offered to the executives in our tax-qualified 401(k) plan. As in our 401(k) plan, executives participating in our deferred compensation plan may exchange investment funds daily. The return credited to their deferred compensation plan accounts is determined by the investment results of the hypothetical investment funds selected.

32    Erie Indemnity Company

Incentive Compensation Deferral Plan

Effective January 1, 2017, our board of directors approved an unfunded, non-qualified incentive compensation deferral plan for participants of the AIP and LTIP. Participants can elect to defer up to 100 percent of their annual AIP award and/or up to 100 percent of their LTIP award for each performance period. Deferred awards will be credited to a deferred stock account as credits denominated in Class A shares of Company stock until retirement or other separation from service. Participants are 100 percent vested at date of deferral. Vested share credits will be paid to participants upon separation from service in approximately equal annual installments of our Class A common stock over three years.

The following table summarizes NEO contributions, credited earnings, withdrawals and the aggregate balance as of December 31, 2019.

Name	Executive Contributions in 2019 ($)(1)	Company Contributions in 2019 ($)(2)	Aggregate Earnings in 2019 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2019 ($)
Timothy G. NeCastro(3)	0	0	136,653	0	643,319
Gregory J. Gutting	123,840	0	60,735	0	423,147
Lorianne Feltz	46,170	0	9,149	0	94,231
Robert C. Ingram, III	133,650	0	127,515	0	748,396
Bradley G. Postema(4)	0	0	0	0	0

(1)

Executive contributions include amounts deferred under the 2018 AIP paid out in 2019. These amounts are disclosed in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)	The Company does not make contributions to the Incentive Compensation Deferral Plan.

(3)	Mr. NeCastro did not make contributions under this plan in 2019.

(4)	Mr. Postema did not participate in this plan during his employment with the Company.

Agreements with Executive Officers

We have no employment agreements with any NEOs.

Potential Termination or Change in Control Payments

Potential salary and benefits payments expected under various termination scenarios are disclosed below for the NEOs who were employed as of December 31, 2019. We developed the compensation and benefit amounts disclosed in the table below assuming a termination date of December 31, 2019. Amounts represent only payments estimated in addition to the other compensation disclosed herein.

Termination and Change in Control Table

Name	Involuntary Without Cause ($)		Voluntary Without Good Reason ($)		Involuntary With Cause ($)		Voluntary With Good Reason ($)		Disability ($)		Death ($)
Timothy G. NeCastro Pension SERP	130,748 455,873	(1) (3)	130,748 455,873	(1) (3)	130,748 455,873	(1) (3)	130,748 455,873	(1) (3)	130,748 455,873	(1) (3)	89,461 157,973	(2) (2)
Gregory J. Gutting Pension SERP	127,100 173,432	(1) (3)	127,100 173,432	(1) (3)	127,100 173,432	(1) (3)	127,100 173,432	(1) (3)	127,100 173,432	(1) (3)	59,624 10,205	(2) (2)
Lorianne Feltz Pension SERP	64,126 0	(1)	64,126 0	(1)	64,126 0	(1)	64,126 0	(1)	64,126 0	(1)	(929,699 (1,256,221	)(2) )(2)
Robert C. Ingram, III Pension SERP	0 0		0 0		0 0		0 0		0 0		(129,411 (300,348	)(2) )(2)
Bradley G. Postema Pension SERP	0 0		0 0		0 0		0 0		0 0		(43,777 (97,217	)(2) )(2)

(1)

The early retirement benefit defined in the tax-qualified pension plan is considered to be a “subsidized” benefit because the early retirement reduction factors are more generous than an actuarially equivalent reduction for the early commencement of benefits. The amount shown is the additional present value attributable to receiving a reduced early retirement benefit from the tax-qualified pension plan at age 55, or current age if the NEO is older than age 55, versus an unreduced benefit at age 65.

2020 Information Statement    33

(2)

Upon the death of a NEO, a survivor benefit under the SERP and pension begins immediately. The amount shown is the additional present value attributable to the commencement of the survivor benefit based upon the spouse’s age at December 31, 2019. If the NEO is early retirement eligible, the survivor benefit is paid as a 100 percent Joint and Survivor annuity reduced for early retirement. If the NEO has not reached early retirement eligibility, the survivor benefit is paid as a 50 percent Joint and Survivor annuity without early retirement reduction.

Since the surviving spouse’s benefit is either unreduced for early commencement or reduced with a subsidized early retirement factor, the benefit becomes less valuable as the NEO approaches age 65. Negative amounts are shown at points when the surviving spouse’s benefit is less valuable than the NEO’s age 65 benefit, which may occur under either scenario. Other factors that influence amounts in this column include the age and gender of the NEO’s surviving spouse.

(3)

The early retirement benefit defined in the SERP is considered to be a “subsidized” benefit because the early retirement reduction factors are more generous than an actuarially equivalent reduction for the early commencement of benefits. The amount shown is the additional present value attributable to receiving a reduced early retirement benefit from the SERP at the NEO’s current age versus an unreduced benefit at age 65.

Compensation Committee Interlocks and Insider Participation

Our compensation committee presently consists of Chair Thomas W. Palmer, Jonathan Hirt Hagen, Brian A. Hudson, Sr., George R. Lucore (non-voting), and Thomas B. Hagen, ex officio (non-voting). During 2019, no member of our compensation committee was an officer or employee of us, the Exchange, or any subsidiary or affiliate of us or the Exchange, nor was any committee member formerly an officer of us, except that Mr. Thomas Hagen served as an officer of the Company, including as our President and then as Chairman and CEO, until 1993, and Mr. Lucore served as an officer of the Company until 2010. All of the directors that serve on our compensation committee are independent directors as defined in the Nasdaq rules and qualified directors as required under the Holding Companies Act. Furthermore, none of our executive officers serves as a member of a compensation committee of another entity, one of whose executive officers serves on our compensation committee, nor do any of our executive officers serve as a director of another entity, one of whose executive officers serves on our compensation committee.

Report of our Executive Compensation and Development Committee

The following report of our compensation committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the “1933 Act,” or the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” except to the extent that we specifically incorporate this report of our compensation committee by reference therein.

The members of our compensation committee reviewed and discussed the Compensation Discussion and Analysis and, based on such review and discussions, recommended to our board of directors that the Compensation Discussion and Analysis be included in this information statement for filing with the SEC and the incorporation by reference of such Compensation Discussion and Analysis in our annual report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

Erie Indemnity Company Executive Compensation and Development Committee:

Thomas W. Palmer, Chair

Jonathan Hirt Hagen

Thomas B. Hagen, ex officio (non-voting)

Brian A. Hudson, Sr.

George R. Lucore (non-voting)

February 19, 2020

34    Erie Indemnity Company

CEO Pay Ratio

SEC rules require annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer, or “PEO.” Our PEO is our President and CEO. This disclosure is required for fiscal years beginning on or after January 1, 2017.

Pursuant to SEC rules, a company is required to identify its median employee every three years. In 2019, we reviewed the compensation of the median employee identified in 2017 and 2018 and determined we would select a new median employee. We identified our 2019 median employee by examining the annual cash compensation for each of our employees during 2019, gathered from payroll data. We selected annual cash compensation as our compensation measure as it is readily available in our existing payroll systems, consistently calculated for each employee, and is a reasonable proxy for total compensation purposes of determining the median employee. The median employee was calculated using the same rules that apply to the CEO’s compensation disclosure in the Summary Compensation Table. Pay elements that were included in the annual total compensation for each employee are:

•	Salary received in fiscal year 2019;

•	Annual Holiday Bonus or other annual incentive plan payment made in fiscal year 2019;

•	Change in pension plan value during fiscal year 2019;

•	Company-paid 401(k) Plan match made during fiscal year 2019;

•	Company-paid life insurance premium during fiscal year 2019; and

•	Other company-paid perquisites and benefits.

Our calculations include payroll data as of December 31, 2019.

Summary Compensation Table Methodology

Employee	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Median Employee	2019	65,815	3,021	0	0	16,484	5,604	90,924

(1)	Salary received during 2019.

(2)	Includes holiday bonus and a $250 gift card provided to all employees in June 2019, and the associated tax gross-up.

(3)	Equity awards.

(4)	Other incentive plan payment.

(5)	Aggregate year-over-year increase in actuarial present value of accumulated benefits under the pension plan.

(6)

Includes other company paid perquisites and benefits (i.e., professional membership dues, 401(k) match, personal use of company vehicle, wellness rewards, recognition program, overtime pay, company-paid life insurance premiums, etc.)

	2019 Total Compensation
Median annual total compensation of all employees (excluding President and CEO)	$90,924
Annual total compensation of President and CEO (Mr. NeCastro)	$4,249,710	*
Ratio of the median annual total compensation of all employees to the annual total compensation of Mr. NeCastro, President and Chief Executive Officer	1:47

* See Executive Compensation — Summary Compensation Table.

2020 Information Statement    35

Director Compensation

Overview

The goals of our director compensation program are to attract and retain directors of outstanding competence and ability and reward them in a fiscally responsible manner. Director performance is a key influencing factor in organizational performance. Accordingly, our director compensation is reviewed periodically and adjusted, as appropriate, to ensure its competitiveness. Our compensation for directors includes cash retainers, board and committee meeting fees, deferred stock grants, and committee chair retainers.

The periodic review of director compensation is a responsibility of our compensation committee and our board of directors. In undertaking this review, the committee engages independent advisors who provide compensation surveys of the financial services industry and supplemental data that is considered in setting director compensation levels. After reviewing the data, the compensation committee formulates a recommendation for review by our board of directors.

2019 Director Compensation

The annual cash retainer in 2019 for our directors for services to us was $65,000 plus $1,500 for each board of directors or committee meeting attended. Our directors also received $65,000 of deferred stock credits as further described below. Committee chairpersons each received an additional $10,000, except for our audit committee chairperson who received $20,000 and our compensation committee chairperson who received $15,000. Directors who serve on our Special Litigation Committee are paid an annual retainer of $10,000 in place of meeting fees, except for the committee chairperson who receives an annual retainer of $15,000. In lieu of committee meeting fees and committee chair fees, the chairman of our board, who is chair of the executive committee and an ex officio member of all other committees, received an additional annual fee of $110,000. Directors are paid retainers quarterly and all directors are reimbursed expenses incurred for attending meetings. See also Related Person Transactions.

A director may elect prior to the end of a calendar year to defer receipt of up to 100 percent of the director’s compensation for the following year, including retainers, meeting fees and chairperson fees. A deferred compensation account is maintained for each outside director who elects to defer director compensation. A director who defers compensation may select hypothetical investment options for amounts in the director’s deferred compensation account and such account is credited with hypothetical interest, based on the investment results of the hypothetical investment options selected. The hypothetical investments mirror the investment options that are offered to participants in our tax-qualified 401(k) plan. As in our 401(k) plan, participants in the outside directors deferred compensation plan may exchange investment funds daily. The return credited to a participant’s deferred compensation plan account is determined by the investment results of the hypothetical investment funds selected by the participant.

We also maintain a deferred stock account in a stock plan for each outside director. The purpose of this plan is to further align the interests of outside directors with those of our shareholders by providing for payment of a portion of annual compensation for directors’ services in annual share credits, the value of which are determined by reference to the value of shares of our Class A common stock. The account is updated annually with additional share credits. The number of additional annual share credits is determined by dividing $65,000 by the closing price of our Class A common stock on the first business day after our annual meeting of shareholders. Each director vests in the share credits 25 percent every three full calendar months over the course of a year, with the final 25 percent vesting on the day before the next annual meeting, if the next annual meeting is held before the final three full calendar months have elapsed. Dividend equivalent credits paid by us are reinvested into each director’s deferred stock account as additional share credits which vest immediately. Upon leaving board service, directors receive shares of our Class A common stock equal to the number of share credits in their deferred stock account. In 2019, the amount related to the initial annual vested share credits awarded was approximately $780,000. We account for the fair value of the directors’ share credits and dividend equivalent credits under the plan in accordance with FASB Accounting Standards Codification 718-740, “Compensation — Stock Compensation.”

36    Erie Indemnity Company

In October 2015, the deferred compensation plan was divided into its two principal components; a voluntary deferred compensation plan and a separate deferred stock plan. At the same time, a grantor trust, commonly referred to as a “rabbi trust,” was established to hold shares of our Class A common stock. It is expected that the shares of common stock held in the rabbi trust will be used to pay the amounts credited under the deferred stock plan. The rabbi trust is classified and accounted for as equity in a manner consistent with the accounting for treasury stock. Dividends received on the shares in the rabbi trust are used to purchase additional shares of our Class A common stock. We account for the purchase of the Class A common stock shares by the rabbi trust and subsequent changes in the fair value of the Class A common stock, which are not recognized, in accordance with FASB Accounting Standards Codification 710-10, “Compensation — General.”

Number of committee meetings held, added responsibilities or additional duties, such as committee chairperson or chairman of the board, may cause variations in each director’s total compensation earned. The following table sets forth the compensation earned by our non-employee directors for services rendered in that capacity during 2019.

Director Compensation Table for 2019

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compen- sation ($)(3)	Total ($)
J. Ralph Borneman, Jr.	105,250	65,000	0	170,250
Eugene C. Connell	117,750	65,000	0	182,750
Salvatore Correnti	99,250	65,000	0	164,250
LuAnn Datesh	105,250	65,000	0	170,250
Jonathan Hirt Hagen	121,750	65,000	0	186,750
Thomas B. Hagen	180,250	65,000	48,698	293,948
C. Scott Hartz	92,250	65,000	0	157,250
Brian A, Hudson, Sr.	125,750	65,000	0	190,750
Claude C. Lilly, III(4)	27,000	0	0	27,000
George R. Lucore	102,750	65,000	0	167,750
Thomas W. Palmer	128,250	65,000	0	193,250
Martin P. Sheffield	99,250	65,000	0	164,250
Elizabeth Hirt Vorsheck	114,250	65,000	0	179,250

(1)	For additional information on directors’ compensation, see 2019 Director Compensation above.

(2)

Amounts reported in this column represent the 2019 annual share credits to the directors’ deferred stock accounts under the outside directors deferred stock plan. One grant was made on May 1, 2019 using the closing stock price of $187.65 on that date.

(3)

Amounts shown in the “All Other Compensation” column for Mr. Thomas Hagen include the amounts received in 2019 as indemnification for early repayments on life insurance policies under split-dollar agreements that were terminated on December 31, 2003 ($23,698) and reimbursement under our residential security program ($25,000).

(4)	Dr. Lilly retired from our board in April 2019.

2020 Information Statement    37

Director Stock Ownership Guidelines

Each of our directors is required to maintain ownership of a minimum of $40,000 of our stock on a cost basis. Newly elected directors who do not already meet the stock ownership requirement are required to purchase an equivalent of $40,000 of our stock on a cost basis within 24 months of having been elected as a director. Directors are expected to continue to meet these minimum stock ownership requirements until they leave board service.

Our minimum stock ownership requirements do not apply to a director who is an owner, partner, director, trustee, officer or employee of, or advisor to, any person holding, of record or beneficially, directly or indirectly, more than five percent of the Company’s Class A or Class B common stock, or the sole or shared power to vote or direct the voting of such shares.

Director Education Program

We offer an education program to assist the members of our board with enhancing their knowledge and skills as directors of a public company. We pay for the cost of each director’s membership in the National Association of Corporate Directors, underwrite the cost of attendance at certain educational seminars and conferences, and provide subscriptions to Corporate Board Member and other relevant business news journals, magazines and online resources.

Matching Gifts Program

Through our matching gifts program, we will match contributions made by employees or directors to eligible charitable organizations and educational institutions up to a maximum of $10,000 per employee or director, per year. Company matching applies to personal contributions of cash or marketable securities actually made, not pledged, by the employee or director during the calendar year.

38    Erie Indemnity Company

Proposal 2

Approval, on a Non-Binding Advisory Basis, of the Compensation of our Named Executive Officers

Introduction

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or “Dodd-Frank Act,” gives our shareholders the right to approve, on a non-binding advisory basis, the compensation paid to our named executive officers as disclosed in this information statement in accordance with SEC rules. Our last advisory vote on executive compensation was held at our 2017 annual meeting.

The goal of our executive compensation program is to attract, motivate, retain and reward executives in a fiscally responsible manner. To achieve this objective, we design executive compensation programs that encourage our executives to strive for performance that is better than the industry average and achieve our corporate goals. We provide a mix of fixed and variable compensation that is intended to motivate our executives to execute on short- and long-term objectives that build sustainable long-term value. We believe that our compensation program balances the interests of our primary stakeholders, our shareholders, with the policyholders of the Exchange. For more information about our compensation philosophy and practices, see the “Compensation Discussion and Analysis” and “Executive Compensation” sections above.

We are asking our shareholders to indicate their support for the compensation of our named executive officers, as described in this information statement, by approving the following resolution. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy and practices described in this information statement. The resolution is advisory in nature and, therefore, does not bind us to any particular action; however, our compensation committee intends to consider the results of this advisory vote when it makes future decisions regarding the compensation of our executive officers.

Recommendation

The following resolution will be submitted for a shareholder vote at our annual meeting:

“RESOLVED, that the shareholders of Erie Indemnity Company approve the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion in this information statement.”

Required Vote

The affirmative vote of a majority of the shares of Class B common stock cast at our annual meeting is required to approve, on a non-binding advisory basis, the resolution endorsing the compensation of the Company’s named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE RESOLUTION IN PROPOSAL 2.

2020 Information Statement    39

Proposal 3

Approval of our Long Term Incentive Plan

General

At the 2020 Annual Meeting, we will ask the holders of our Class B common stock to approve a new Erie Indemnity Company Long Term Incentive Plan (the “LTIP”).

The prior LTIP was first effective March 2, 2004, and its continuation was approved by the Company’s shareholders at the 2014 Annual Meeting. Pursuant to its terms, no further awards may be made under the prior LTIP after April 30, 2019.

Shareholder approval of the LTIP is required under the rules of Nasdaq, on which the Company’s Class A common stock is quoted for trading.

The material terms of the LTIP are summarized below. This summary is qualified in its entirety by reference to the provisions of the LTIP, a copy of which is included as Appendix A to this information statement.

The closing stock price of a share of the Company’s Class A common stock as reported on the Nasdaq on February 21, 2020, our record date, was $159.00.

Purposes

The purposes of the LTIP are: (a) to enhance the growth and profitability of the Company and its subsidiaries and affiliates, including, but not by way of limitation, Erie Insurance Exchange, Erie Insurance Company, Erie Insurance Company of New York, Erie Insurance Property & Casualty Company, Flagship City Insurance Company, Erie Family Life Insurance Company and Erie Resource Management Corp., and their respective subsidiaries and affiliates (the “Erie Insurance Group”) by providing the incentive of long-term rewards in the form of Restricted Performance Shares, Performance Units or Phantom Stock to eligible employees; (b) to attract and retain employees of outstanding competence and ability; and (c) to further align the interests of such employees with those of our shareholders.

Administration

The LTIP will be administered by the compensation committee or another committee appointed by our board, which is composed of not less than two members of the board, each of whom meets the requirements of (i) a “non-employee director” (as defined under Rule 16b-3 under the Exchange Act), (ii) the Holding Companies Act, and (iii) an “independent director” under the Nasdaq rules and regulations. The committee will be generally authorized to, among other things, construe and interpret the LTIP and award agreements, select eligible employees to receive awards under the LTIP, determine the type of award to be granted, determine the number of shares subject to an award or the dollar amount of an award, determine the performance goals and performance period for each award, determine the other terms and conditions for each award, and adopt, amend, and rescind such rules and regulations as, in its opinion, are required for the administration of the LTIP. The committee may delegate to the CEO or his or her delegate certain of its authority and discretion, excluding that with respect to awards for employees subject to the reporting requirements of the Exchange Act.

Eligibility and Participation

To be eligible for the LTIP, an employee must be a key employee of the Company or another member of the Erie Insurance Group who the committee determines has or has potential for having a significant effect on the operations or results of the Company or the Erie Insurance Group. The committee selects, from among the employees eligible for the LTIP, those who will be participants for a given performance period. If an employee becomes eligible for the LTIP upon hire or promotion after the beginning of a performance period, the committee may provide for the employee’s participation in the LTIP for that performance period on a pro-rata basis.

40    Erie Indemnity Company

Currently, approximately 29 employees of the Erie Insurance Group are eligible for selection to participate in the LTIP.1

Shares Available for Issuance under the LTIP

The aggregate number of shares of our Class A common stock that may be paid and as to which grants of Restricted Performance Shares may be made under the LTIP is 1,500,000 shares, subject to adjustment and substitution as described below. These shares will not be newly issued shares of the Company. Rather, the Company or our agent will repurchase outstanding shares of Class A common stock in the market or otherwise to satisfy the Company’s obligations to pay awards of Restricted Performance Shares under the LTIP. Shares subject to a Restricted Performance Share award that is canceled or expires or settled in cash will not be considered to have been paid under the LTIP. If the Company withholds shares, or shares are delivered, in connection with the satisfaction of tax withholding obligations relating to an award, those shares will again be available for payment under the LTIP.

Awards

The LTIP authorizes the committee to grant awards of Restricted Performance Shares, Performance Units, Phantom Stock, or any combination thereof. Restricted Performance Shares represent a right to receive shares of Class A common stock based on the achievement of performance goals for a specified performance period. Performance Units represent a right to receive a cash payment based on the achievement of performance goals for a specified performance period. Phantom Stock represents a right to receive the fair market value of a specified number of shares of Class A common stock based on the achievement of performance goals for a specified performance period.

When awarding Restricted Performance Shares, Performance Units, and Phantom Stock, the committee specifies (1) the performance goals applicable to the award and the weighting of such goals, (2) the performance period during which the achievement of the performance goals is to be measured, which must be at least one calendar year, (3) the number of shares of Class A common stock or the dollar amount that may be earned by the participant upon the achievement of the performance goals, or the formula for calculating the number of shares or the dollar amount earned based on the level of achievement of the performance goals, and (4) such other terms and conditions as the committee determines to be appropriate.

Performance Goals

“Performance goals” are objective measures of performance during a specified performance period. Performance goals are based upon one or more of the following performance measures and expressed in either, or a combination of, absolute or relative values: (i) applications for insurance policies, (ii) policies-in-force, (iii) retention ratio, (iv) direct written premiums, (v) the operating ratio of the property and casualty insurance operations of the Erie Insurance Group, (vi) the reported or adjusted statutory or GAAP combined ratio, loss ratio, expense ratio or dividend ratio of the property and casualty insurance operations of the Erie Insurance Group, (vii) net income (including net income before or after taxes), net income per share and net income per share growth rate, (viii) net operating income (net income excluding realized gains and losses net of taxes), net operating income per share and net operating income per share growth rate, (ix) operating revenue, net premiums written or net premiums earned, (x) operating expenses, cost of management operations or underwriting expenses, (xi) cash flow, (xii) return on capital, surplus, shareholders’ equity, assets or investments, (xiii) economic value added (the excess of net operating profit after taxes over the weighted average cost of capital, relative to average capital employed), (xiv) stock price, (xv) market share, (xvi) gross margins, (xvii) statutory Risk Based Capital score, (xviii) ratings of financial strength, issuer credit, debt, or other similar indicators of financial soundness issued by independent rating agencies or firms, such as A.M. Best Company, Standard & Poor’s, Moody’s and Fitch Ratings, (xix) rankings or awards from independent survey and rating firms, such as J.D. Powers, for customer, insured, agent and employee satisfaction, (xx) delivery of objective information technology projects, (xxi) return on revenue, (xxii) same store sales, and (xxiii) such other criteria determined by the committee in its sole discretion.

[1]	Effective March 26, 2020, 30 employees of the Erie Insurance Group are projected to be eligible for selection to participate in the LTIP.

2020 Information Statement    41

Performance measures may be based on the performance of the Company, the Erie Insurance Group, or any other member of the Erie Insurance Group, a division, department, business unit or other portion of any of them, a product line or products, or any combination of the foregoing or upon a comparison of such performance with the performance of a peer group or other measure selected by the committee when granting awards of Restricted Performance Shares, Performance Units or Phantom Stock. The committee may provide, when establishing Company performance goals, that the measurement of performance will include or exclude particular items or specified events, such as losses from discontinued operations; debt prepayment penalties; extraordinary gains or losses; the cumulative effect of accounting changes or the effect of material changes in tax laws; acquisitions or divestitures; unusual or nonrecurring items; asset write downs; litigation, claims, judgments, or settlements not related to core operations; expenses for reorganization or restructuring initiatives; currency fluctuations; reserve strengthening or financing activities; and realized investment gains or losses.

Determination of Achievement of Goals

Following the end of a performance period, the committee determines whether the performance goals established with respect to a participant’s Restricted Performance Shares, Performance Units or Phantom Stock were achieved, and the level of such achievement. The committee then determines the number of shares of Class A common stock or the dollar amount earned by the participant on the basis of such performance, in accordance with the formula specified by the committee for the award of Restricted Performance Shares, Performance Units or Phantom Stock.

Payment of Awards

The Company pays awards in the calendar year next following the end of the performance period for the award, as promptly as reasonably practicable following the committee’s determination of the number of shares or amount earned. Performance Units and Phantom Stock are paid in cash. Restricted Performance Shares are paid in shares of Class A common stock, except that, upon a participant’s termination of employment by reason of early or normal retirement, permanent disability, or death, or upon a participant’s termination by any reason after the end of a performance period and before the payment of the award, the participant or beneficiary may elect to have payment made in cash rather than in shares. If a participant is a specified key employee for purposes of Code Section 409A, no payment triggered by a separation from service may be paid within six months of the separation from service.

Bonus Recoupment Policy and Share Purchase and Retention Policy

The agreement evidencing an award will require the participant to comply with the Company’s policies regarding the recoupment of bonuses and the purchase and retention of shares.

Termination of Employment

A participant whose employment terminates before the end of a performance period has no right to payment under the LTIP for that performance period, unless the termination is by reason of death, disability, or retirement (after attainment of age 65, or attainment of age 55 and completion of 15 years of service). In the case of death, disability, or retirement, whether and the extent to which the performance goals established for the participant’s Restricted Performance Shares, Performance Units or Phantom Stock have been achieved will be determined on the basis of a shortened performance period ending at the end of the calendar year of the termination of employment. The number of shares of Class A common stock or the dollar amount to which the deceased, disabled, or retired participant will be entitled is the number or amount earned based on the shortened performance period, multiplied by the fraction of the original performance period elapsed before the termination of the participant’s employment. The committee may determine that a larger portion of the shares or amount earned during the shortened performance period will be paid in the case of a termination by reason of death, disability, or retirement, and may determine that all or part of an award will be paid in the event of any other termination, except a termination for cause.

Adjustment of Class A Common Stock

In the event of a change in corporate capitalization, a corporate transaction, a reorganization, or a liquidation involving the Company, the number and class of shares payable under a Restricted Performance Share award,

42    Erie Indemnity Company

the number of shares subject to Phantom Stock awards, and the maximum number of shares issuable under the LTIP will be adjusted, as determined by the committee to be appropriate and equitable to prevent dilution or enlargement of the benefits available under the LTIP and the rights of participants under outstanding awards.

Amendment or Termination of LTIP

Generally, our board of directors may amend, suspend or terminate the LTIP without the approval of shareholders or participants. However, approval of the shareholders is required for an amendment if it is required by law or by the rules of an applicable stock exchange, or if the amendment increases the number of shares available under the LTIP.

Effective Date, Conditional Awards and Term

The board of directors adopted the LTIP on December 10, 2019, effective as of January 1, 2020, subject to approval by the holders of our Class B common stock at the 2020 Annual Meeting. Any award granted prior to such shareholder approval will be subject to and conditioned upon receipt of such approval. No shares may be distributed pursuant to any award granted under the LTIP prior to such approval. In the event such approval is not obtained, all awards granted under the LTIP shall automatically be deemed void and of no effect. The LTIP will remain in effect until terminated by the board of directors, provided that no awards may be granted under the LTIP after December 31, 2029.

New Plan Benefits

On February 19, 2020, as part of our compensation process, the committee granted awards of performance-vesting Phantom Stock (payable in cash) under the LTIP to our NEOs and certain other employees, contingent upon approval by the holders of our Class B common stock at the 2020 Annual Meeting of this Proposal 3 (the “conditional awards”). If Proposal 3 is not approved by the holders of our Class B common stock at the 2020 Annual Meeting, the conditional awards will be automatically cancelled and immediately become null and void. Except with respect to the conditional awards, the benefits or amounts that may be received or allocated to participants under the LTIP will be determined at the discretion of the committee and are not currently determinable. The following table shows the benefits and amounts that will be received by each of the individuals and groups identified below with respect to the conditional awards if the LTIP Plan is approved by the holders of our Class B common stock. There are no other persons who have received conditional awards under the LTIP.

Name	Restricted Performance Shares	Performance Units	Phantom Stock(1)
Timothy G. NeCastro	—	—	11,376
Gregory J. Gutting	—	—	2,964
Lorianne Feltz	—	—	2,317
Robert C. Ingram, III	—	—	2,924
All Executive Officers, as a Group(2)	—	—	36,958
Non-Executive Officer Employee Group	—	—	2,315

(1)

Target number of shares of Phantom Stock under the Conditional Awards. If approved, the number of shares of Phantom Stock under the conditional awards that vest will depend on the level of achievement of certain specified goals for the 2020-2022 performance period relative to the level of achievement of those same goals by a defined peer group of companies, with a payout range of zero to 250 percent of target, and will be payable in cash. The grant date fair value of the award will be calculated by multiplying the target number of phantom shares by the average share price for the first 20 business days of the performance period. If Proposal 3 is not approved by the holders of our Class B common stock at the 2020 Annual Meeting, the conditional awards will be automatically cancelled and immediately become null and void.

(2)	Includes the CEO, CFO, NEOs, Executive Officers Douglas E. Smith and Dionne Wallace Oakley and all senior vice presidents of the Company.

2020 Information Statement    43

Certain U.S. Federal Income Tax Consequences

The following discussion is intended to provide only a general outline of the U.S. federal income tax consequences of participation in the LTIP and the receipt of awards or payments thereunder by participants subject to U.S. taxes. It does not address any other taxes imposed by the United States, taxes imposed by any state or political subdivision thereof or foreign jurisdiction, or the tax consequences applicable to participants who are not subject to U.S. taxes. The discussion set forth below does not purport to be a complete analysis of all potential tax consequences relevant to recipients of awards, particular circumstances, or all awards available under the LTIP. It is based on U.S. federal income tax law and interpretational authorities as of the date of this information statement, which are subject to change at any time.

Restricted Performance Shares

In general, a participant who has been granted Restricted Performance Shares will not realize taxable income for federal income tax purposes at the time of grant and the Company will not be entitled to a tax deduction at that time. Shares of Class A common stock received by a participant pursuant to the award will be treated as compensation income received by the participant in the year in which the participant receives such shares of Class A common stock. Subject to applicable provisions of the Code, the Company generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the participant.

Performance Units and Phantom Stock

In general, a participant who has been granted Performance Units or Phantom Stock will not realize taxable income for federal income tax purposes at the time of grant and the Company will not be entitled to a tax deduction at that time. Amounts paid to a participant pursuant to the award will be treated as compensation income received by the participant in the year in which the participant receives such payment. Subject to applicable provisions of the Code, the Company generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the participant.

Required Vote

The affirmative vote of a majority of the shares of Class B common stock cast at our 2020 Annual Meeting is necessary to approve the LTIP.

Our board of directors believes that the LTIP is in our best interests and those of our shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE LTIP.

44    Erie Indemnity Company

Related Person Transactions

Recognizing that related person transactions present a heightened risk of conflicts of interest, or create the appearance of conflicts of interest, our board of directors adopted a policy regarding transactions involving us and a related person. This policy requires that all related person transactions from the prior fiscal year be reviewed by our nominating committee and either be approved or disapproved for the current fiscal year. The policy also requires that any other proposed related person transaction, or any change to a previously approved related person transaction, be presented to our nominating committee for approval or disapproval. A copy of the policy as adopted by our board of directors may be viewed on our website at: http://www.erieinsurance.com.

J. Ralph Borneman, Jr., one of our directors, is an officer and principal shareholder of an insurance agency that receives insurance commissions in the ordinary course of business from the insurance companies we manage in accordance with their standard commission schedules and agents’ contracts. Mr. Borneman also has a son who is an officer and principal shareholder of another insurance agency that receives commissions in the ordinary course of business from the insurance companies we manage in accordance with their standard commission schedules and agents’ contracts. Payments made during 2019 to Mr. Borneman’s agency and Mr. Borneman’s son’s agency for commissions written on insurance policies totaled $324,876 and $3,372,285, respectively. Mr. Borneman’s son’s agency also received other earnings and award payments totaling $70,939 for 2019. These payments were earned in accordance with the terms and conditions of those award programs. At its meeting on February 17, 2020, our nominating committee approved the commissions paid to Mr. Borneman’s agency and the commissions and awards paid to Mr. Borneman’s son’s agency during 2019.

None of our directors or director nominees are a party to any agreement or arrangement relating to compensation provided by a third party in connection with their candidacy or board service as required to be disclosed pursuant to Nasdaq Rule 5250(b)(3).

Independent Registered Public Accountants

Pursuant to our bylaws, our audit committee has sole authority to engage our independent registered public accountants. Our audit committee annually considers the selection of our independent registered public accountants. Our audit committee selected Ernst & Young LLP to be our independent registered public accountants for the fiscal years ended December 31, 2019 and 2018 and Ernst & Young LLP served in that capacity for the fiscal years ended December 31, 2019 and 2018.

Representatives from Ernst & Young LLP are expected to attend our annual meeting and will have the opportunity to make a statement if they so desire. Such representatives are expected to be available at our annual meeting to respond to appropriate questions from shareholders.

2020 Information Statement    45

Report of our Audit Committee

The following report of our audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by us under the 1933 Act or the Exchange Act, except to the extent we specifically incorporate this report of our audit committee by reference therein.

The audit committee of our board of directors oversees the quality and integrity of our accounting, auditing and financial reporting practices. Our audit committee has adopted a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com. Each member of our audit committee is an independent director as defined in the Nasdaq and SEC rules, satisfies the financial literacy requirements thereof and meets the requirements of the Holding Companies Act. In addition, our board of directors has determined that two members of our audit committee, Eugene C. Connell and Brian A. Hudson, Sr. satisfy the financial expertise requirements and have the requisite experience as defined by rules of the SEC.

Our audit committee, which met seven times during 2019, has the responsibility, consistent with the requirements of Section 1405(c)(4) of the Holding Companies Act and our bylaws, for the selection and compensation of our independent registered public accountants and for reviewing our financial condition, the scope and results of the independent audit and the adequacy of our accounting, financial, internal and operating controls.

Our audit committee oversees our internal audit department and, accordingly, reviews and approves its audit plans, reviews its audit reports and evaluates its performance. Our audit committee also had a Subcommittee on Cybersecurity that met two times in 2019 for the purpose of evaluating and overseeing the Company’s policies, practices and procedures relating to the protection of nonpublic information and the systems on which such information resides. The risk committee of the board of directors was established on April 30, 2019 at which time the duties of the Subcommittee were reallocated to the risk committee.

Our audit committee reviews our financial reporting process on behalf of our board of directors. In fulfilling its responsibilities, our audit committee reviewed and discussed our audited financial statements for the year ended December 31, 2019 with management.

Throughout 2019, management continued its documentation, testing and evaluation of our system of internal control over financial reporting as required by Section 404 of Sarbanes-Oxley and related regulations. Our audit committee was kept apprised of the progress of the evaluation through periodic updates from management and Ernst & Young LLP and provided oversight to management throughout the process. Our audit committee reviewed management’s report on the effectiveness of our internal control over financial reporting. Our audit committee also reviewed Ernst & Young LLP’s opinion on the effectiveness of internal control over financial reporting based on its audit.

Ernst & Young LLP has served as our independent auditor since 2003. Our audit committee believes that this long-term relationship has been beneficial to the Company insofar as Ernst & Young LLP has developed a greater institutional knowledge of our organization and, in particular, our operations as the management company for a reciprocal insurance exchange. Our audit committee believes that this results in higher-quality audits, increased efficiency with respect to audit fees, and avoids the costs and disruptions that would be associated with bringing on a new independent auditor. Recognizing that a longer-tenured auditor may develop a closer working relationship with the Company and management, our audit committee seeks to ensure that Ernst & Young LLP does not also jeopardize its independence. In so doing, the committee adheres to the regulatory framework for auditor independence, including limitations on non-audit services and mandatory audit partner rotation requirements; exercises oversight of Ernst & Young LLP that includes regular communication and evaluation both on the quality of the audit and on auditor independence; and relies on Ernst & Young LLP’s own internal independence process and compliance reviews.

Our audit committee discussed with Ernst & Young LLP the matters required to be discussed under Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. In addition, our audit committee received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP matters relating to its independence.

46    Erie Indemnity Company

Our audit committee reviews its charter annually. Our audit committee has also established a procedure whereby persons with complaints or concerns about accounting, internal control or auditing matters may contact our audit committee anonymously.

Based upon the discussions and reviews referred to above, our audit committee recommended to our board of directors that (1) our audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2019 to be filed with the SEC, and (2) our board of directors accept management’s report on its assessment of the effectiveness of our internal control over financial reporting.

Erie Indemnity Company Audit Committee:

Brian A. Hudson, Sr., Chair

Eugene C. Connell

LuAnn Datesh

Thomas B. Hagen, ex officio (non-voting)

Thomas W. Palmer

Martin P. Sheffield

February 19, 2020

2020 Information Statement    47

Audit Fees

Our audit committee approves the fees and other significant compensation to be paid to our independent registered public accountants for the purpose of preparing or issuing an audit report or related work. We provide appropriate funding, as determined by our audit committee, for payment of fees and other significant compensation to our independent registered public accountants. Our audit committee also preapproves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accountants. Our audit committee delegated to our audit committee chair preapproval authority for additional audit and non-audit services subject to subsequent approval by the full audit committee at its next scheduled meeting.

Our audit committee reviewed and discussed with Ernst & Young LLP the following fees for services, none of which were deemed to be for consulting services, rendered for our 2019 and 2018 fiscal years and considered the compatibility of non-audit services with Ernst & Young LLP’s independence:

	2019(1)
Description of Fees	Erie Indemnity Company	Erie Insurance Exchange and Subsidiaries	Total
Audit Fees(3)	$1,392,111	$817,659	$2,209,770
Audit-related Fees	—	—	—
Tax Fees	—	—	—
All Other Fees(4)	7,200	15,915	23,115
Total Fees	$1,399,311	$833,574	$2,232,885

	2018(2)
Description of Fees	Erie Indemnity Company	Erie Insurance Exchange and Subsidiaries	Total
Audit Fees(3)	$1,396,178	$817,659	$2,213,837
Audit-related Fees	—	—	—
Tax Fees	—	—	—
All Other Fees(4)	7,160	15,915	23,075
Total Fees	$1,403,338	$833,574	$2,236,912

(1)

Fees shown for 2019 represent amounts billed as of February 27, 2020 and additional amounts expected to be billed relative to the audit of financial statements and internal controls over financial reporting and the related out of pocket expenses.

(2)	Fees shown for 2018 are final amounts.

(3)

“Audit Fees” includes fees associated with the annual audit, including the report on adequacy of our internal control over financial reporting, reviews of our quarterly reports on Form 10-Q and statutory audits.

(4)

“All Other Fees” for 2019 and 2018 includes $7,200 and $7,160, respectively, paid for an annual online accounting and auditing information subscription and $15,915 each year for certain agreed upon procedures performed in connection with a derivative investment program.

48    Erie Indemnity Company

Annual Report

A copy of our annual report for 2019 is being mailed to all holders of Class A common stock and Class B common stock together with this information statement.

Other Matters

Our board of directors does not know of any matter to be presented for consideration at our annual meeting other than the matters described in the notice of annual meeting.

By order of our board of directors,

Brian W. Bolash

Senior Vice President, Secretary and General Counsel

March 20, 2020

Erie, Pennsylvania

2020 Information Statement    49

Appendix A

ERIE INDEMNITY COMPANY

LONG TERM INCENTIVE PLAN

(Effective as of January 1, 2020)

1.         Introduction. Erie Indemnity Company (the “Company”) hereby establishes the Long Term Incentive Plan (the “Plan”), effective January 1, 2020. The Board of Directors of the Company adopted the Plan on December 10, 2019, subject to shareholder approval as provided in Section 12.

2.         Purposes. The purposes of the Plan are: (a) to enhance the growth and profitability of the Company and the other members of the Erie Insurance Group by providing the incentive of long-term rewards to Employees who are capable of having a significant impact on the performance of members of the Erie Insurance Group; (b) to attract and retain Employees of outstanding competence and ability; and (c) to further align the interests of such Employees with those of the shareholders of the Company.

3.         Definitions. As used in the Plan:

(a)        “Award Agreement” means a written or electronic agreement entered into between the Company and a Participant or other documentation issued by the Company, in either case setting forth the terms and conditions applicable to an award granted under the Plan. An Award Agreement shall be subject to the terms of the Plan.

(b)        “Board of Directors” or “Board” means the Board of Directors of the Company.

(c)        “Cause” has the meaning given in the relevant Participant’s employment agreement but, in the case of a Participant who does not have an employment agreement, the Committee shall interpret the term “Cause” for the purposes of the Plan.

(d)        “Code” means the Internal Revenue Code of 1986, as amended. A reference to a particular section of the Code shall also refer to that section as it may be amended or to its successor.

(e)        “Committee” means the Executive Compensation and Development Committee of the Board of Directors or another committee appointed by the Board, which shall be composed of not less than two members of the Board, each of whom at the time of appointment to the Committee and at all times during service as a member of the Committee shall meet the requirements of (i) a “non-employee director” as then defined under Rule 16b-3 under the Exchange Act, (ii) the Pennsylvania Insurance Holding Companies Act, and (iii) an “independent director” under the rules and regulations of the principal securities exchange on which the Shares are listed. If at any time there is no committee authorized or properly constituted to administer the Plan, the Board shall exercise the powers of the Committee. Furthermore, the Board may, in its discretion, assume any or all of the powers of the Committee. Where appropriate, the term “Committee” shall include any delegate of the Committee pursuant to Section 4(b).

(f)        “Common Stock” or “Shares” means the shares of Class A (non-voting) common stock of the Company.

(g)        “Company” means Erie Indemnity Company.

(h)        “Early Retirement” means cessation of employment upon or after attainment of age 55 and completion of 15 years of Credited Service (as defined under the Erie Insurance Group Retirement Plan for Employees).

(i)         “Employee” means an employee of the Company or of another member of the Erie Insurance Group.

2020 Information Statement    A-1

(j)        “Erie Insurance Group” means the Company and its subsidiaries and affiliates, including, but not by way of limitation, Erie Insurance Exchange, Erie Insurance Company, Erie Insurance Company of New York, Erie Insurance Property & Casualty Company, Flagship City Insurance Company, Erie Family Life Insurance Company and Erie Resource Management Corp., and their respective subsidiaries and affiliates.

(k)        “Exchange Act” means the Securities Exchange Act of 1934, as amended. A reference to a particular section of the Exchange Act shall also refer to that section as it may be amended or to its successor.

(l)         “Fair Market Value” of a Share

(i)        means, if the Shares are traded on a national securities exchange, the average of the high and low prices of a Share as reported on such exchange or under any composite transaction report of such exchange on a given date, or, if no prices are so reported on that date, on the next preceding date on which such prices are so reported, or if the Shares are traded in the over-the-counter market, the mean between the closing bid and asked prices of a Share on the given date, or, if no prices are so quoted on that date, on the next preceding date on which such prices are so quoted, provided, however, that

(ii)        for the purpose of determining the amount payable with respect to Restricted Performance Shares payable in cash pursuant to Section 10(b), “Fair Market Value” of a Share means the average of the values determined under paragraph (i) above for each of the last 20 trading days in the Performance Period to which the Phantom Stock or Restricted Performance Shares relate.

(m)      “Normal Retirement” means cessation of employment upon or after attainment of age 65.

(n)       “Participant” means an Employee who holds an outstanding award under the Plan.

(o)       “Performance Goal” means a test of performance based on one or more of the following criteria and expressed in either, or a combination of, absolute or relative values or rates of change: (i) applications for insurance policies, (ii) policies-in-force, (iii) retention ratio, (iv) direct written premiums, (v) the operating ratio of the property and casualty insurance operations of the Erie Insurance Group, (vi) the reported or adjusted statutory or GAAP combined ratio, loss ratio, expense ratio or dividend ratio of the property and casualty insurance operations of the Erie Insurance Group, (vii) net income (including net income before or after taxes), net income per share and net income per share growth rate, (viii) net operating income (net income excluding realized gains and losses net of taxes), net operating income per share and net operating income per share growth rate, (ix) operating revenue, net premiums written or net premiums earned, (x) operating expenses, cost of management operations or underwriting expenses, (xi) cash flow, (xii) return on capital, surplus, shareholders’ equity, assets or investments, (xiii) economic value added (the excess of net operating profit after taxes over the weighted average cost of capital, relative to average capital employed), (xiv) stock price, (xv) market share, (xvi) gross margins, (xvii) statutory Risk Based Capital score, (xviii) ratings of financial strength, issuer credit, debt, or other similar indicators of financial soundness issued by independent rating agencies or firms, such as A.M. Best Company, Standard & Poor’s, Moody’s, and Fitch Ratings, (xix) rankings or awards from independent survey and rating firms, such as J.D. Powers, for customer, insured, agent and employee satisfaction, (xx) delivery of objective information technology projects, (xxi) return on revenue, (xxii) same store sales, and (xxiii) such other criteria determined by the Committee in its sole discretion. Performance measures may be based on the performance of the Company, the Erie Insurance Group, any member of the Erie Insurance Group, a division, department, business unit or other portion of such an entity, a product line or products, or any combination of the foregoing and/or upon a comparison of such performance with the performance of a peer group of corporations or other measure selected or defined by the Committee at the time of making an award. The Committee may specify that the measurement of performance shall include or exclude particular items, such as losses from discontinued operations; debt prepayment penalties; extraordinary gains or losses; the cumulative effect of accounting changes or the effect of material changes in tax laws; acquisitions or divestitures; unusual or nonrecurring items; asset write downs; litigation, claims, judgments, or settlements not related to core operations; expenses for reorganization or restructuring initiatives; currency fluctuations; reserve strengthening or financing activities; and realized investment gains or losses.

A-2    Erie Indemnity Company

(p)        “Performance Period” means a period designated by the Committee. A Performance Period shall not be less than one calendar year. A Performance Period may be reduced under the circumstances described in Section 9(c) or (d).

(q)        “Performance Unit” has the meaning given in Section 8(c).

(r)         “Permanent Disability” means a medically determinable physical or mental impairment that may be expected to result in death or to last at least a year and that renders an Employee incapable of performing the Employee’s duties with the Erie Insurance Group. A determination of disability shall be made by the Committee in a uniform, nondiscriminatory manner on the basis of medical evidence. Notwithstanding the foregoing, in the case of a determination that would accelerate payment of an award or amount that is deferred compensation subject to Section 409A, a Participant shall be considered to have a “Permanent Disability” only if the Participant is “disabled” within the meaning of Section 409A.

(s)        “Phantom Stock” and “Phantom Stock Share” have the meanings given in Section 8(d).

(t)         “Restricted Performance Share” has the meaning given in Section 8(b).

(u)        “Section 409A” means Code section 409A, together with the treasury regulations promulgated and other official guidance issued thereunder.

4.         Administration.

(a)        Authority. The Committee shall administer the Plan. The Committee shall have all the powers and authority vested in it by the terms of the Plan. The Committee shall have full power and authority to interpret the Plan and Award Agreements, to prescribe, amend, and rescind rules and regulations relating to the Plan, and to make any determinations it finds necessary or advisable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent the Committee in its discretion deems desirable. The Committee shall have complete discretion in the exercise of its powers and authority under the Plan, and the Committee’s interpretations, determinations, and decisions in the administration of the Plan shall be final and conclusive.

(b)        Delegation. The Committee may act only by a majority of its members in office, except that:

(i)        The Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents on behalf of the Committee.

(ii)        The Committee may delegate to the Chief Executive Officer of the Company or his or her delegate ministerial duties and authority to interpret the Plan and respond to claims, provided that the Committee may not delegate authority with respect to nonministerial actions affecting Participants subject to the reporting requirements of the Exchange Act.

(iii)        The Committee may delegate to the Chief Executive Officer or his or her delegate some or all of the Committee’s discretion and authority with respect to the granting of awards and establishing the terms of awards, including with respect to the granting of awards to specified categories of Employees, subject to the same limits as described in paragraph (ii) above, and subject to any other limits the Committee may provide. By way of example, the Committee may delegate to the Chief Executive Officer discretion and authority to determine whether and when and under what terms the Company shall grant awards to Employees who are hired or promoted during a Performance Period (other than Employees subject to the reporting requirements of the Exchange Act), or the Committee may delegate authority to grant specified awards to Employees who are hired or promoted to specified positions during a Performance Period.

(c)        Conditional Awards. Prior to the approval of the Plan by the shareholders of the Company, the Committee may grant awards that are conditioned on such approval occurring no later than the Company’s Annual Meeting of Shareholders in 2020 (“Conditional Awards”). If the shareholders of the Company fail to

2020 Information Statement    A-3

approve the Plan by the date of the Annual Meeting of Shareholders in 2020, then all Conditional Awards shall be automatically cancelled and immediately become null and void. Conditional Awards may be granted under the Plan only under the following conditions: (i) a Conditional Award shall be clearly identified as a Conditional Award; (ii) the grant of a Conditional Award shall be expressly conditioned on the approval of the Plan by the shareholders of the Company no later than the Company’s Annual Meeting of Shareholders in 2020; and (iii) notwithstanding any other provision of the Plan, no Participant shall have any right to receive payment of a Conditional Award prior to such shareholder approval being obtained.

5.         Shares Subject to Plan and Limits on Awards.

(a)        Number of Shares Available for Restricted Performance Shares. Subject to adjustment pursuant to Section 11, the aggregate net number of Shares of Common Stock that may be paid and as to which grants of Restricted Performance Shares may be made under the Plan is 1,500,000 Shares.

(b)        Source of Shares. The Company or its agent shall repurchase outstanding Shares of Common Stock in order to satisfy the Company’s obligation under the Plan to pay Restricted Performance Shares.

(c)        Cancellation or Expiration of Restricted Performance Shares.

(i)        General. If all or a portion of an award of Restricted Performance Shares is cancelled or expires for any reason before having been fully vested or paid out, is settled in cash in lieu of Shares, or is exchanged for other awards, all Shares covered by the portion of any such award that is cancelled or expires, is settled in cash, or is exchanged for other awards shall again become available for award under the Plan.

(ii)        Payments in Shares. Shares tendered or withheld to satisfy the Company’s tax withholding obligation shall again become available for award under the Plan.

6.         Eligibility.

(a)        In General. Any Employee who the Committee, in its sole discretion, determines has or has the potential of having a significant effect on the operations or results of the Company or the Erie Insurance Group shall be eligible to participate in the Plan for a given Performance Period, provided that no Employee shall be entitled to an award except as determined by the Committee.

(b)        New or Promoted Employee. An Employee hired during a Performance Period and an Employee promoted during a Performance Period who was not eligible to participate in the Plan at the beginning of the Performance Period may, as determined by the Committee in its sole discretion, become a Participant during a Performance Period and participate in the Plan for such Performance Period on a pro-rata basis based on the number of days in the Performance Period on which the Employee is a Participant in the Plan.

(c)        No Right to Continued Participation. The grant of an award to a Participant for a Performance Period shall not entitle the Participant to an award for a later Performance Period.

7.         Awards.

(a)        Types of Awards. Awards under the Plan may be in the form of Restricted Performance Shares, Performance Units, Phantom Stock, or in any combination of them.

(b)        Grant of Awards, Terms of Awards, and Award Agreements. The Committee shall select the Employees to participate in the Plan, determine the times when awards shall be made to Participants and the Performance Periods for awards, determine the number or amount of Restricted Performance Shares, Performance Units, or Phantom Stock Shares subject to each award, and establish all other terms of each award. The Committee shall set forth the terms of each award in an Award Agreement. An Award Agreement shall specify Performance Goals and the method for calculating the amount of the award that is payable and may

A-4    Erie Indemnity Company

contain any provision approved by the Committee, subject to the terms of the Plan. An Award Agreement may make provision for any matter that is within the discretion of the Committee or may reserve for the Committee discretion to approve or authorize any action with respect to the award. To the extent an Award Agreement conflicts with the terms of the Plan, the terms of the Plan shall supersede the terms of the Award Agreement.

(c)        Nonuniform Determinations. The Committee’s determinations under the Plan or Award Agreements, including, without limitation, the selection of Participants to receive awards, the goals, amounts, and timing of awards, and the terms of specific Award Agreements, need not be uniform, regardless of whether Participants are similarly situated.

(d)        Promotion of Participant. The Committee may in its discretion determine to increase the amount available under an award upon the promotion of an Employee who is already participating in the Plan for a Performance Period. Should the Committee determine to increase the amount available under an award pursuant to this subsection, the increase shall result in the amount available under the award being the sum of (i) a portion of the amount available under original award that is proportionate to the part of the Performance Period that elapsed before the promotion, provided that, if the amount of the award is based on compensation at the rate in effect at the end of the Performance Period, the Committee shall provide that the level of the award in effect before the promotion shall be applied to compensation at the rate that would have been in effect for the Participant at the end of the Performance Period had the Participant not been promoted, as determined by the Committee in its discretion with reference to similarly situated employees, and (ii) a portion of the amount available under increased award that is proportionate to the part of the Performance Period that follows the promotion.

(e)        Provisions Governing All Awards. All awards shall be subject to the following provisions:

(i)        Transferability. An award shall not be transferable other than by will or the laws of descent and distribution. During the lifetime of a Participant, any action to be taken with respect to an award shall be taken only by the Participant or, in the event the Participant becomes legally incompetent, by the Participant’s guardian or legal representative.

(ii)        No Employment Rights. Neither the adoption of the Plan nor the grant of an award shall confer on a Participant the right to continue employment with the Employer, nor shall it interfere with the right of the Employer to terminate a Participant’s employment at any time for any reason, with or without cause.

(f)        Recoupment of Awards. An Award Agreement shall contain such provisions as the Committee or Board shall determine to be appropriate requiring the Participant to comply with the Company’s policies or programs regarding the recoupment of bonuses or Share purchase and retention requirements, or both, as such policies and programs may be modified or changed by the Board from time to time. Notwithstanding anything in the Plan or in any Award Agreement to the contrary, the Company will be entitled to the extent required by applicable law (including, without limitation, Section 10D of the Exchange Act and any regulations promulgated with respect thereto) or exchange listing conditions, in each case as in effect from time to time, to recoup compensation of whatever kind paid under the Plan by the Company at any time.

(g)        Retention of Shares. The Committee may provide in an Award Agreement or in a policy applicable to an award under the Plan that, under the terms specified in the Award Agreement or policy, as they may be amended or superseded from time to time, the Participant shall retain Shares awarded under the Plan.

8.         Restricted Performance Shares, Performance Units, and Phantom Stock.

(a)        Establishment of Performance Goals. The Committee shall establish specific written Performance Goals for each Employee to be granted an award, and the Performance Period during which the achievement of the Performance Goals shall be measured.

(b)        Restricted Performance Shares. Restricted Performance Shares shall represent a right to receive shares of Common Stock, calculated with reference to a Participant’s salary or such other elements of compensation determined by the Committee based on the achievement, or on the level of achievement, of the Performance Goals established by the Committee for the Participant for that Performance Period.

2020 Information Statement    A-5

(c)        Performance Units. Performance Units shall represent a right to receive a cash payment, calculated with reference to a Participant’s salary or such other element of compensation determined by the Committee based on the achievement, or on the level of achievement, of the Performance Goals established by the Committee for the Participant for that Performance Period.

(d)        Phantom Stock. A Phantom Stock Share shall represent a right to receive the Fair Market Value of a Share of Common Stock, and Phantom Stock shall represent the right to receive the value of Shares of Common Stock, the number of which shall be calculated with reference to a Participant’s salary or such other elements of compensation determined by the Committee based on the achievement, or on the level of achievement, of the Performance Goals established by the Committee for the Participant for that Performance Period.

(e)        Number of Shares or Amount Payable – Calculations. When the Committee awards Restricted Performance Shares, Performance Units, or Phantom Stock to and establishes Performance Goals and a Performance Period for a Participant, the Committee shall specify, in terms of a formula or standard, the method for calculating the number of Shares (with respect to Restricted Performance Shares), the amount (with respect to Performance Units), or the number of Phantom Stock Shares that shall be earned by the Participant based on the achievement, or level of achievement, of the Performance Goals established for the Participant. If more than one Performance Goal is established for a Performance Period, the Committee shall also specify the weighting assigned to the Performance Goals. The Committee may, at the time Performance Goals are established, determine that unusual items or certain specified events or occurrences, including changes in accounting standards or tax laws and the effects of non-operational or extraordinary items as defined by generally accepted accounting principles, shall be excluded from the calculation.

(f)        Determination of Shares or Amount Payable. After the end of the Performance Period, the Committee shall determine the number of Shares or amount earned under a Participant’s award for the Performance Period, if any, based on the level of achievement of the applicable Performance Goals for the Performance Period in accordance with the terms of the award as set forth in the Award Agreement. An award shall not be payable unless the Committee shall determine in writing the extent to which the Performance Goals and other material terms of the Plan and the applicable Award Agreement were achieved. The Committee shall have the discretion to adjust the number of Shares or amount that would otherwise be earned upon achievement of Performance Goals, or modify Performance Goals associated with a Performance Period.

9.          Vesting in Award for a Performance Period.

(a)        Vesting if Employed at End of Performance Period. A Participant’s interest in an award shall become vested on the last day of the Performance Period for the award, provided that the Participant remains an Employee through that date.

(b)        Forfeiture. A Participant shall forfeit all interest in an award for a Performance Period upon termination of employment with the Erie Insurance Group before the last day of that Performance Period, except as provided in Section 9(c) or (d) below.

(c)        Retirement, Death, or Disability. If a Participant’s termination of employment occurs before the last day of the Performance Period by reason of Normal or Early Retirement, Death, or Permanent Disability, the Participant’s interest in a portion of the award for that Performance Period shall be vested. The Committee in its discretion shall determine the portion to be vested, provided that it shall not be less than a pro rata portion that is determined by multiplying (i) the total number of Shares of Common Stock earned pursuant to a Restricted Performance Share award, or the total dollar amount earned pursuant to a Performance Unit award, or the number of Phantom Stock Shares earned pursuant to a Phantom Stock award, based, in all cases, upon the level of achievement of Performance Goals during a reduced Performance Period that is deemed to end, for the purposes of Section 3(l)(ii) (averaging period for Fair Market Value of a Share), Section 8(f) (period for measuring achievement of Performance Goals) and Section 10(a) (timing of payment) as well as of this subsection, on the last day of the calendar year in which such termination of employment occurs, by (ii) a fraction the numerator of which is the number of full months during which the Participant remained employed in the reduced Performance

A-6    Erie Indemnity Company

Period, and the denominator of which is the number of full months the Performance Period would have included had it not been reduced.

(d)        Other Termination. If a Participant’s termination of employment occurs before the last day of the Performance Period by reason other than Normal or Early Retirement, Death, or Permanent Disability, the Committee may, in its sole discretion, determine that the Participant’s interest in all or a portion of the award for that Performance Period shall be vested, which shall be based upon the level of achievement of Performance Goals during a reduced Performance Period that is deemed to end, for the purposes of Section 3(l)(ii) (averaging period for Fair Market Value of a Share), Section 8(f) (period for measuring achievement of Performance Goals) and Section 10(a) (timing of payment), on the last day of the calendar year in which such termination of employment occurs.

(e)        Termination for Cause. A Participant shall forfeit all interest in an award for a Performance Period upon the termination of his or her employment for Cause, regardless of whether the termination occurs before or after the last day of the Performance Period, notwithstanding any other provision of this Section 9.

10.      Payment of Vested Awards.

(a)        Timing of Payment. Unless the Participant has a deferral election in effect pursuant to Section 10(c), the Company shall pay to the Participant the number of Shares of Common Stock earned and vested pursuant to an award of Restricted Performance Shares, the dollar amount earned and vested pursuant to an award of Performance Units, or the dollar amount payable with respect to the number of Phantom Stock Shares earned and vested pursuant to an award of Phantom Stock, in the first calendar year beginning after the end of the Performance Period for the award, as promptly as reasonably practicable following the Committee’s determination of the award as set forth in Section 8(f), subject to Sections 10(b) and (c) below.

(b)        Restricted Performance Shares Payable in Cash in Certain Cases.

(i)        With respect to an award of Restricted Performance Shares, if the Participant’s termination of employment occurs by reason of Early or Normal Retirement, death, or Permanent Disability, or if the termination occurs for any reason after the end of the Performance Period and before the payment of Shares earned and vested pursuant to the award, the Participant may elect to have payment made not in Shares but in a cash lump sum in an amount equal to the Fair Market Value of the Shares that would otherwise have been payable. Payment in cash shall be made at the time payment in Shares would have been made.

(ii)        With respect to an award of Restricted Performance Shares, the Board of Directors may, after the grant of the award, amend the award to provide that payment of the award shall be made not in Shares but in a cash lump sum in an amount equal to the Fair Market Value of the Shares that would otherwise have been payable. Payment in cash shall be made at the time payment in Shares would have been made.

(c)        Deferral. A Participant may elect to defer all or a portion (in whole percentages) of his or her vested interest in an award, in accordance with the terms of a deferral agreement entered into between the Participant and the Company pursuant to the Erie Indemnity Company Incentive Compensation Deferral Plan, as it may be amended from time to time (the “Deferral Plan”), to the extent the Participant is eligible to participate in the Deferral Plan. An election to defer must be made before the beginning of the Performance Period to which the award relates, except as otherwise allowed under the Deferral Plan for a new employee or a newly promoted employee. No amount in excess of the amount of the award deferred shall be payable to the Participant for such deferral, except as may be based upon either an actual or deemed reasonable rate of interest or on one or more actual or deemed investment vehicles as made available from time to time by the Company pursuant to the Deferral Plan.

11.      Required Adjustments in Authorized Shares. In the event of a change in corporate capitalization, such as a stock split, or a corporate transaction, such as a merger, consolidation, separation, including a spin off, or other distribution of stock or property of the Company, a reorganization (whether or not such reorganization comes within the definition of such term in Code section 368), or a partial or complete liquidation of the Company,

2020 Information Statement    A-7

such adjustment shall be made in the number and class of Shares available for awards under Section 5 and in the number of Shares subject to outstanding awards, as determined by the Committee to be appropriate and equitable to prevent dilution or enlargement of the benefits available under the Plan and of the rights of Participants, provided, however, that the number of Shares subject to an award shall always be a whole number. In a stock-for-stock acquisition of the Company, the Committee may, in its discretion, substitute securities of another issuer for any Shares subject to outstanding awards. Except as expressly provided in this Section, the issuance by the Company of shares of any class or securities convertible into shares of any class, for cash, property, labor, or services, upon direct sale, upon the exercise of rights or warrants, or upon the conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment shall be made with respect to, the number of Shares subject to awards previously granted.

12.      Term of Plan; Approval of Shareholders. The Plan shall take effect on January 1, 2020, subject to the approval of the shareholders of the Company at the Company’s Annual Meeting of Shareholders in 2020. Unless terminated earlier by the Board of Directors, the Plan will remain in effect from year to year until formally amended or terminated in writing by the Board of Directors, provided that no awards may be granted under the Plan after December 31, 2029.

13.      Amendment of Awards. Subject to Section 19(d), the Committee may at any time unilaterally amend any outstanding award to the extent the Committee determines necessary or desirable, provided, however, that an amendment that would be adverse to the interests of the Participant shall not be effective without the Participant’s consent.

14.      Amendment and Termination of Plan. Subject to Section 19(d), the Board may amend, suspend, or terminate the Plan or a portion of the Plan at any time, provided no amendment may be made without shareholder approval if such approval is required by applicable law or the requirements of an applicable stock exchange, or if such amendment would increase the Shares available under the Plan, except as provided in Section 11.

15.      Miscellaneous.

(a)        Unsecured Creditor. The Plan constitutes a mere promise by the Company to make benefit payments in the future. The Company’s obligations under the Plan shall be unfunded and unsecured promises to pay. The Company shall not be obligated under any circumstance to fund its financial obligations under the Plan. It may, in its discretion, set aside funds in a trust or other vehicle, subject to the claims of its creditors, in order to assist it in meeting its obligations under the Plan, if such arrangement will not cause the Plan to be considered a funded deferred compensation plan. To the extent that a Participant or beneficiary or other person acquires a right to receive payments under the Plan, the right shall be no greater than the right of a general unsecured creditor of the Company, and the Participant and beneficiary shall have the status of a general unsecured creditor of the Company.

(b)        No Fractional Shares. No fractional Shares of Common Stock shall be paid or delivered pursuant to the Plan or any award. If an award would result in the issuance of a fractional Share, the fractional Share shall be rounded up to the next whole Share.

(c)        Beneficiary Designation. A Participant may, from time to time, name a beneficiary or beneficiaries (who may be named contingently or successively) to whom a benefit under the Plan is to be paid in case of the Participant’s death before the Participant receives all of such benefit. A designation shall automatically revoke all prior designations by the same Participant with respect to such benefit and shall be effective only when filed by the Participant in writing with the Committee or its delegate during the Participant’s lifetime. In the absence of such a designation, any benefits remaining payable under the Plan at the Participant’s death shall be paid when due to the Participant’s estate or the person to whom the Participant’s rights are transferred by will or under the laws of descent and distribution, as the case may be.

(d)        Satisfaction of Tax Liabilities. To the extent required by applicable federal, state, local, or foreign law, the Participant or his or her successor shall make arrangements satisfactory to the Company, in its

A-8    Erie Indemnity Company

discretion, for the satisfaction of any withholding tax obligations that arise in connection with an award. The Company shall not be required to pay any Shares of Common Stock or other payment under the Plan until such obligations are satisfied. The Company is authorized to withhold from any award granted or any payment due under the Plan, including from a distribution of Shares of Common Stock, amounts of withholding taxes due with respect to an award, or any payment under an award, and to take such other action as the Committee may deem necessary or advisable to enable the Company and Participants to satisfy obligations for the payment of such taxes. This authority shall include authority to withhold or receive previously owned Shares to satisfy tax withholding obligations, provided that Shares withheld or delivered to satisfy such obligations in excess of the minimum required statutory withholding rate must have been held for at least six months to the extent that the Committee so requires. Previously owned Shares delivered in payment for such taxes may be subject to such conditions as the Committee may require. The value of each Share withheld or delivered shall be the Fair Market Value of a Share on the date an award becomes taxable.

(e)        No Alienation. Except to the extent required by law, the right of a Participant or beneficiary to payment under the Plan shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or his or her beneficiary.

(f)        No Right to Awards; No Shareholder Rights. No Participant or Employee shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment of Participants and Employees. No award shall confer on a Participant any of the rights of a shareholder of the Company unless and until Shares of Common Stock are in fact paid to such Participant in connection with the award.

(g)        Limits of Liability. Any liability of the Company to a Participant with respect to an award shall be based solely upon contractual obligations created by the Plan and the Award Agreement. Neither the Company, nor any member of its Board or of the Committee, nor any delegate of the Committee, nor any other person participating in the determination of a question under the Plan, or in the interpretation, administration, or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan.

(h)        Indemnification. Each person who is or has been a member of the Committee or of the Board or who is a delegate of the Committee or Board under the Plan shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in a settlement approved by the Company, or paid by such person in satisfaction of any judgment in any such action, suit, or proceeding against such person, provided such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

16.      Restrictions on Issuance of Shares.

(a)        Certain Restrictions Under Rule 16b-3. Upon the effectiveness of any amendment to Rule 16b-3, the Plan and any Award Agreement for an outstanding award held by a Participant then subject to Section 16 of the Exchange Act shall be deemed to be amended, without further action on the part of the Committee, the Board, or the Participant, to the extent necessary for awards under the Plan or such Award Agreement to qualify for the exemption provided by Rule 16b-3, as so amended, except to the extent any such amendment requires shareholder approval.

(b)        Registration and Listing Compliance. No award shall be paid and no Shares or other securities shall be distributed with respect to any award in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, and no award shall confer upon any Participant rights to such payment or distribution, until such law shall have been complied with in all material respects. If such compliance requires a

2020 Information Statement    A-9

delay in a payment date, payment shall be made on the earliest date on which such laws have been complied with in all material respects. Before the payment date of an award and the distribution of any Shares or other securities subject to a listing requirement under any listing agreement between the Company and any national securities exchange, the contractual obligations of the Company shall have been complied with in all material respects. Except to the extent required by an Award Agreement or another contract between the Company and the Participant, neither the grant of any award nor any provisions of the Plan shall obligate the Company to take any action to comply with any requirements of any such securities laws or contractual obligations relating to the registration (or exemption therefrom) or listing of any shares or other securities.

(c)        Stock Certificates. All certificates for Shares delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under federal or state securities laws, rules, and regulations, and the rules of any national securities exchange or automated quotation system on which Shares of Common Stock are listed or quoted. The Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions or any other restrictions or limitations that may be applicable to Shares. In addition, during any period in which awards or Shares are subject to restrictions or limitations under the Plan or any Award Agreement, or during any period during which delivery or receipt of an award or Shares has been deferred by the Committee or a Participant, the Committee may require any Participant to enter into an agreement providing that certificates representing Shares payable or paid pursuant to an award shall remain in the physical custody of the Company or such other person as the Committee may designate.

17.      Severability. If a provision of the Plan or an award is, becomes, or is deemed invalid, illegal, or unenforceable in any jurisdiction, or would disqualify the Plan or an award under any law determined by the Committee to be applicable, the provision shall be construed or deemed amended to conform to applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or award, it shall be deemed deleted and the remainder of the Plan or award shall remain in full force and effect; provided, however, that, unless otherwise determined by the Committee, the provision shall not be construed or deemed amended or deleted with respect to a Participant whose rights and obligations under the Plan are not subject to the law of such jurisdiction or the law determined by the Committee to be applicable.

18.       Governing Law; Construction. The Plan shall be construed in accordance with the law of the Commonwealth of Pennsylvania, without regard to its conflicts of law principles. Titles of sections of the Plan are for convenience of reference only and are not to be taken into account when construing and interpreting the provisions of the Plan.

19.      Section 409A.

(a)        Awards granted under the Plan are intended to qualify for an exception from or comply with Section 409A, and the Plan and Award Agreements shall be administered, construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A.

(b)        To the extent any payment of an award may be classified as a “short-term deferral” within the meaning of Section 409A, such payment will be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.

(c)        As used in the Plan, to the extent necessary to qualify for an exception from or to comply with Section 409A, the terms “termination of employment” and “ceases to be an employee” shall be construed to refer to a separation from service within the meaning of Section 409A. Notwithstanding anything in the Plan or any Award Agreement to the contrary, if a Participant is a “specified employee” as of the date of such Participant’s separation from service (within the meaning of Section 409A), then to the extent any award payable to such Participant on account of such separation from service would be considered nonqualified deferred compensation under Section 409A, such payment or benefit shall be paid or provided in a lump sum at the date which is the earlier of (i) six months and one day after such separation from service, and (ii) the date of the Participant’s death.

A-10    Erie Indemnity Company

“Specified employee” means, with respect to the relevant 12-month period beginning on an April 1 and during which the Company remains publicly traded, a Participant who was a “key employee” within the meaning of Code section 416(i), without regard to Code section 416(i)(5), at any time during the calendar year preceding the applicable April 1. For the purpose of determining whether a Participant is a specified employee, the compensation to be used is “Test Compensation” as defined in the Erie Insurance Group Employee Savings Plan.

(d)        Notwithstanding any contrary provision of Section 13 or 14, an action by the Board or Committee shall not accelerate or defer a payment of an award that is deferred compensation within the meaning of Section 409A unless otherwise permissible under Section 409A. Unless the Committee determines otherwise, any provision of the Plan that would cause the grant of an award or the payment, settlement or deferral thereof to fail exemption from or compliance with Section 409A may be amended to qualify for exemption from or comply with Section 409A, which may be made on a retroactive basis, in accordance with Section 409A.

*        *        *        *         *

2020 Information Statement    A-11

IN WITNESS WHEREOF, the Board of Directors of the Company has caused this document to be executed this 10th day of December, 2019.

ERIE INDEMNITY COMPANY

By:	/s/ Brian W. Bolash
Brian W. Bolash Senior Vice President, Secretary and
General Counsel

A-12    Erie Indemnity Company

Notice of Annual Meeting of Shareholders

To the Holders of Class A Common Stock and

Class B Common Stock of ERIE INDEMNITY COMPANY:

We will hold our 95th annual meeting of shareholders at 9:30 a.m., local time, on Monday, April 20, 2020, in the Auditorium of the F.W. Hirt – Perry Square Building, located at 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530 for the following purposes:

1.	To elect 12 persons to serve as directors until our 2021 annual meeting of shareholders and until their successors are elected and qualified;

2.	To approve, on a non-binding advisory basis, the compensation of our named executive officers;

3.	To consider and act upon a proposal to approve our Long Term Incentive Plan; and

4.	To transact any other business that may properly come before our annual meeting and any adjournment, postponement or continuation thereof.

This notice is being sent to all holders of Class A common stock and Class B common stock as of the close of business on Friday, February 21, 2020, the record date established by our board of directors. Such persons will also receive an information statement relating to our annual meeting, together with a copy of our annual report to shareholders for the year ended December 31, 2019. Holders of Class B common stock will also receive a form of proxy. Holders of Class A common stock will not receive proxies because they do not have the right to vote on any of the matters to be acted upon at our annual meeting.

Holders of Class B common stock are requested to complete, sign and return the form of proxy, whether or not they expect to attend our annual meeting in person.

Although we intend to hold our annual meeting in person, we are actively monitoring the coronavirus (COVID-19) and are sensitive to the public health and travel concerns our shareholders may have and the guidance offered by federal, state and local governments. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our website at http://www.erieinsurance.com for updated information.

By order of our board of directors,

Brian W. Bolash
Senior Vice President, Secretary and General Counsel

March 20, 2020

Erie, Pennsylvania

NOTICE OF INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

Important Notice Regarding the Availability of our Information Statement for the

Annual Meeting of Shareholders to be held on April 20, 2020.

Our information statement and annual report are available at:

http://www.erieproxy.com.

ERIE INDEMNITY COMPANY

CLASS B COMMON STOCK

PROXY

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 20, 2020

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Brian W. Bolash, Thomas B. Hagen and Timothy G. NeCastro, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of the Class B Common Stock of Erie Indemnity Company that the undersigned may be entitled to vote at our Annual Meeting of Shareholders to be held in the Auditorium of the F. W. Hirt—Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania, on April 20, 2020, at 9:30 a.m. local time, and at any adjournment, postponement or continuation thereof, and directs that the shares represented by this proxy shall be voted as follows:

ITEM 1.	ELECTION OF DIRECTORS.

☐ FOR All candidates listed below (except as marked to the contrary)	☐ WITHHOLD AUTHORITY to vote for all the candidates listed below

INSTRUCTION: To withhold authority to vote for any individual candidate, strike a line through the candidate’s name in the list below.

J. Ralph Borneman, Jr.	C. Scott Hartz

Eugene C. Connell	Brian A. Hudson, Sr.

Salvatore Correnti	George R. Lucore

LuAnn Datesh	Thomas W. Palmer

Jonathan Hirt Hagen	Martin P. Sheffield

Thomas B. Hagen	Elizabeth Hirt Vorsheck

ITEM 2.	APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF A RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

☐ FOR	☐ AGAINST	☐ ABSTAIN

ITEM 3.	APPROVAL OF OUR LONG TERM INCENTIVE PLAN.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies, at the direction of our Board of Directors, are authorized to vote with respect to matters incident to the conduct of our Annual Meeting and any adjournment, postponement or continuation thereof, and upon such other business as may properly come before our Annual Meeting.

This proxy will be voted as specified. If a choice is not specified, the proxy will be voted FOR the candidates for Director named above, FOR adoption of the resolution approving the compensation of our Named Executive Officers, and FOR approval of our Long Term Incentive Plan.

This proxy should be dated, signed by the shareholder(s) and returned promptly to us in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

Date: _________________________, 2020
(Signature)

(Signature)